Exhibit 10.22

OFFICE LEASE

dated as of December 10, 2014

between

400 FAIRVIEW LLC,

as Landlord

and

IMPINJ, INC.,

as Tenant

OFFICE LEASE

THIS OFFICE LEASE is made as of this 10th day of December, 2014 (the “Effective Date”), by and between 400 FAIRVIEW LLC, a Delaware limited liability company (“Landlord”), and IMPINJ, INC., a Delaware corporation (“Tenant”). This Lease shall be binding on the parties upon execution and delivery of the signed Lease by both parties. Landlord is authorized to insert the date of Landlord’s execution in the blank above and if no date is inserted, the date of this Lease shall be the date Landlord’s signature was notarized.

LEASE SUMMARY

The Project

(a)	Project Name:	400 Fairview
(b)	Building Address:	400 Fairview Avenue North
Seattle, WA 98109
(c)	Building Rentable Area:	321,932 square feet (estimated) of office space and 17,102 square feet (estimated) of retail space

The Premises

(a)	Location:	A portion of the loading dock level (the “Storage Premises”) and all of Floors 11 and 12 (collectively, the “Initial Premises”)
(b)	Initial Premises Rentable Area:	51,662 square feet (estimated)
(c)	Suite Number:	1200
(d)	Expansion Space:	Approximately 8,000 to 12,000 feet on a floor and location to be selected by Landlord

Term

(a)	Initial Term:	Ten (10) years
(b)	Estimated Commencement Date:	January 1, 2016
(c)	Extension Options:	Two (2) options for five (5) years each

Base Rent

Month(s)	Annual Rate Per Square Foot of Premises Rentable Area
1 to 12	Thirty-six and 50/100 Dollars ($36.50)
13 to 24	Thirty-seven and 60/100 Dollars ($37.60)
25 to 36	Thirty-eight and 72/100 Dollars ($38.72)
37 to 48	Thirty-nine and 88/100 Dollars ($39.88)
49 to 60	Forty-one and 09/100 Dollars ($41.08)
61 to 72	Forty-two and 31/100 Dollars ($42.31)
73 to 84	Forty-three and 58/100 Dollars ($43.58)
85 to 96	Forty-four and 89/100 Dollars ($44.89)
97 to 108	Forty-six and 24/100 Dollars ($46.24)
109 to 120	Forty-seven and 62/100 Dollars ($47.62)

Allowance

Seventy-five and 00/100 Dollars ($75.00) per square foot of Rentable Area in the Initial Premises

Security Deposit/Letter of Credit

$900,000 plus the amount of the Additional Advance under Exhibit C and subject to reduction as provided in Sections 4.2 and 4.3

Prepaid Rent

(a)	Prepaid Rent:	$202,845.62
(b)	Applied to Month:	Month in which the Commencement Date occurs.

Parking

1.5 Parking Passes for every 1,000 square feet of Premises Rentable Area, subject to adjustment under Section 7

Brokers

(a)	Tenant’s Broker:	Jones Lang LaSalle (Steve Schwartz)
(b)	Landlord’s Broker:	Jones Lang LaSalle (Trevor Clark and Allison Fadden)

Initial Addresses for Notices

Landlord:

400 Fairview LLC

221 Yale Avenue N, Suite 400

Seattle, WA 98109

with a copy to:

Skanska USA Commercial Development Inc.

Empire State Building

350 Fifth Avenue, 32nd Floor

New York, NY 10118, USA

Attn: General Counsel

Prior to the Commencement Date with a copy to:

Davis Wright Tremaine LLP

1201 Third Avenue, Suite 2200

Seattle, WA 98101-3045

Attn: Lisa Peterson

Tenant:

IMPINJ, Inc.

701 N. 34TH Street

Seattle, WA 98103

Prior to the Commencement Date with a copy to:

Real Property Law Group, PLLC

1326 5th Avenue., Suite 654

Seattle WA, 98101

Attn: Vince DePillis

/s/ LP	/s/ EF
Landlord Initials	Tenant Initials

TABLE OF CONTENTS

1.	PREMISES	1
2.	TERM	6
3.	RENT	10
4.	LEASE SECURITY	18
5.	BUSINESS PURPOSE AND USE	20
6.	TENANT’S TAXES	23
7.	PARKING	23
8.	SERVICES, REPAIRS, MAINTENANCE AND ALTERATIONS	24
9.	INSURANCE	30
10.	DESTRUCTION AND CONDEMNATION	32
11.	CONDEMNATION	34
12.	INDEMNITY AND WAIVER	34
13.	ASSIGNMENT, SUBLEASE AND SUCCESSION	36
14.	TENANT DEFAULT AND REMEDIES	40
15.	SURRENDER OF POSSESSION	43
16.	ENTRY BY LANDLORD	44
17.	SUBORDINATION	44
18.	NOTICES	46
19.	HAZARDOUS MATERIALS	46
20.	SIGNS	47
21.	DELAYS	48
22.	MISCELLANEOUS	49

List of Exhibits:

Exhibit A	Floor Plans
Exhibit B	Property Legal Description
Exhibit C	Tenant Improvement Work Letter
Exhibit D	Confirmation Certificate
Exhibit E	Sample Lease Termination Calculation
Exhibit F	Exterior Signage Concept

SCHEDULE OF DEFINED TERMS

	Section No.	Page No.
Acceptance Notice	Section 1.1.3	3
ADA	Section 5.5	19
Additional Rent	Section 3.4	14
Adjusted EBITDA	Section 4.3	16
Allowance	Exhibit C, Paragraph 1	1
Alterations	Section 8.4	23
Antenna	Section 8.9	24
Arbiter	Section 3.2.3	9
Architect	Exhibit C, Paragraph 1	1
Availability Notice	Section 1.1.3	3
Base Building	Section 1.3	5
Base Parking Allocation	Section 7	19
Base Rent	Section 3.1	8
Building Hours	Section 8.1.1	20
Building Rentable Area	Section 3.3.1	10
Building	Section 1.1	1
Building Services	Section 8.1	20
Building Standard Materials	Exhibit C, Paragraph 1	1
CAD	Exhibit C, Paragraph 1	1
Commencement Date	Section 2.1	5
Common Areas	Section 1.2	4
Construction Contract	Exhibit C, Paragraph 1	1
Construction Drawings	Exhibit C, Paragraph 1	1
Contractor	Exhibit C, Paragraph 1	1
Controllable Operating Costs	Section 3.3.6	13
Covered Parties	Section 22.1	40
day	Section 22.11	41
Default Rate	Section 3.6	14
Delivery Deadline	Section 2.1.2	6
Determination Period	Section 3.2.3	9
Early Termination Date	Section 2.4	8
Early Termination Right	Section 2.4	8
Election Notice	Section 2.2	7
environmental condition	Section 19.3	39
Environmental Laws	Section 19.1	38
Event of Default	Section 14.1	33
Executive Order	Section 22.1	40

v

Expansion Space Allowance	Section 1.1.2	2
Expansion Space Commencement Date	Section 1.1.2	2
Expansion Space Delivery Condition	Section 1.1.2	2
Expansion Space	Section 1.1.2	1
Extension Option	Section 2.2	7
Extension Period	Section 2.2	7
FF&E	Exhibit C, Paragraph 1	1
Force Majeure Causes	Section 21	40
Garage	Section 7	19
Green Standards	Section 5.2	18
Hazardous Materials	Section 19.1	38
HVAC	Section 8.1.1	20
including	Section 22.9	41
Indemnitee	Section 12.1.1	28
Indemnitees	Section 12.1.1	28
Initial Tenant	Section 1.1.3	3
Initial Term	Section 2.3	7
Interim Tenant	Section 1.1.2	1
Landlord	Lease Summary	ii
Landlord’s Contractor	Section 2.1	5
Laws	Section 5.4	18
Letter of Credit	Section 4.2	15
Line Problems	Section 8.8	24
Lines	Section 8.8	23
List	Section 22.1	40
Major Encumbrance	Section 17.1	37
Market Rent	Section 3.2.1	8
OFAC	Section 22.1	40
Offer Space Commencement Date	Section 1.1.3	3
Offer Space	Section 1.1.3	3
Operating Costs	Section 3.3.2	10
Ownership Parties	Section 22.18	42
Parking Passes	Section 7	19
Permitted Capital Items	Section 3.3.2(f)	11
Permitted Materials	Section 5.1	17
Permitted Transfer	Section 13.3	30
Permitted Transferee	Section 13.3	30
person	Section 22.9	41
Premises Rentable Area	Section 3.3.1	10

Premises	Section 1.1	1
Prepaid Rent	Section 4.6	17
Property	Section 1.1	1
Qualifying Improvements	Section 1.1.2	2
Real Property Taxes	Section 3.3.2(g)	11
Reconciliation Statement	Section 3.3.5	12
Reduced Deposit	Section 4.3	16
Rent	Section 3.4	14
Rentable Area	Section 3.3.1	10
Required Condition	Section 2.1	6
Right of First Opportunity	Section 1.1.3	3
Sales Tax Deferral	Section 3.7	14
Security Deposit	Section 4.1	15
Senior Party	Section 17.1	37
Service Failure	Section 8.1.7	22
SNDA	Section 17.1	37
Space Plan	Exhibit C, Paragraph 1	1
Tenant Delay	Exhibit C, Paragraph 11	7
Tenant Improvements	Section 1.5	5
Tenant	Lease Summary	ii
Tenant Parties	Section 12.1.1	29
Tenant’s Share	Section 3.3.1	10
Term	Section 2.3	7
Termination Fee	Section 2.4	8
Termination Notice	Section 2.4	8
Transfer	Section 13.1	29

OFFICE LEASE

1. PREMISES

1.1 Premises. Landlord leases to Tenant and Tenant leases from Landlord, upon the terms and conditions herein, the premises described as the Initial Premises in the Lease Summary and generally shown on the floor plans attached hereto as Exhibit A (together with any space hereafter added to the Initial Premises, the “Premises”). The Premises will be part of a building (the “Building”) that Landlord is constructing upon the real property situated in the City of Seattle, County of King, State of Washington, legally described in Exhibit B attached hereto (the “Property”). Each increment of space included in the Premises shall be measured by Landlord in accordance with the standard described in Section 3.3.1 below. If changes are made during construction that affect the area calculations, Landlord shall provide Tenant with copies of updated area calculations prepared by its architect so that Tenant may verify the Premises Rentable Area. Tenant, at Tenant’s cost, may retain a qualified architect to review and verify Landlord’s calculations and Landlord shall direct its architect to review its calculations with Tenant’s architect. If Tenant’s architect believes that it has found errors, Tenant shall provide a full and complete copy of the architect’s calculations and worksheets to Landlord and shall provide an explanation of the claimed errors with references to the relevant BOMA standard. The two (2) architects and the parties shall then meet to resolve any discrepancies.

1.1.1 Right of First Notice. Until such time as Landlord has identified the Expansion Space under Section 1.1.2 below, if Landlord delivers a term sheet to a third party exclusively covering space on the tenth (10th) floor of the Building, Landlord shall notify Tenant in writing. This Section shall not apply if Landlord delivers a term sheet to a third party that covers space on the tenth (10th) floor as well as space on another floor. Tenant shall have three (3) business days to notify Landlord in writing that Tenant has elected to lease the portion of the tenth (10th) floor described in Landlord’s notice on such terms as Landlord and Tenant may agree upon in writing within the time frame described below. If Tenant does not deliver such written notice within three (3) business days, Tenant shall have no further rights under this Section 1.1.1 until the later of (a) one hundred twenty (120) days after the date of Landlord’s notice, or (b) the date on which Landlord finalizes a lease with a third party if negotiations of the lease started during such one hundred twenty (120) day period. If Tenant leases any space on the tenth (10th) floor under this Section, the square footage of space so leased shall be deducted from the Expansion Space under Section 1.1.2 below. If Tenant notifies Landlord that it elects to lease space under this Section and the parties have not executed an amendment to this Lease within fifteen (15) days after the date of Landlord’s notice, this Section shall be of no further force or effect. The amendment to add any space under this Section shall include a calculation of the Termination Fee payable under Section 2.4 with respect to such space. The term of the Lease for any space leased under this Section 1.1.1 shall be coterminous with the Term for the balance of Initial Premises.

1.1.2 Expansion. Effective no later than the first day of the thirty-seventh (37th) month of the Term, Tenant shall lease additional space consisting of between eight and twelve thousand square feet of Rentable Area (the “Expansion Space”). Landlord shall select the Expansion Space which shall consist of contiguous area on any single floor in the Building reaching from the Building core to the exterior windows, with access to the elevator lobby, emergency stairs, and common area restrooms. Landlord may lease the Expansion Space to a third party (the “Interim Tenant”) provided that the lease with the Interim Tenant requires the Interim Tenant to vacate the Expansion Space prior to the Expansion Space Commencement Date. If Landlord does not lease the Expansion Space to an Interim Tenant, Tenant may elect to lease the Expansion Space prior to the first day of the thirty-seventh (37th) month of the Term by giving Landlord written notice of such election.

(a) Delivery Condition. If the Expansion Space has been occupied by an Interim Tenant, Landlord shall deliver possession of the Expansion Space to Tenant vacant, clean, free of all personal property, free of damage except for ordinary wear and tear, and legally able to be occupied. If the Expansion Space has been improved, but not occupied, the Expansion Space shall be delivered to Tenant with the “Qualifying Improvements” (as defined in Section 1.1(b) below) substantially complete and in undamaged condition, and legally able to be occupied. If the Expansion Space has not been improved, it shall be delivered to Tenant in the “Required Condition” as defined in Section 2.1. The required delivery condition as set forth in the foregoing three sentences is referred to herein as the “Expansion Space Delivery Condition”.

(b) Improvements. If Landlord elects to construct tenant improvements in the Expansion Space, the tenant improvements in the Expansion Space shall (i) utilize Building Standard Materials (as defined in Exhibit C), (ii) include building standard and fully operable mechanical, electrical and plumbing systems, and (iii) be configured in a flexible, open floor plan with an appropriate number of interior conference rooms for a space of that size (all of the foregoing being collectively, the “Qualifying Improvements”). Landlord shall deliver a space plan and finish board to Tenant showing the Qualifying Improvements and Tenant shall have ten (10) days to review and comment thereon. Tenant’s approval of the space plan and finish board shall not be unreasonably withheld and shall be deemed to have been given unless Tenant notifies Landlord in writing stating reasonable grounds for disapproval within ten (10) days after Landlord delivers the space plan and finish board to Tenant. If Tenant does not approve the space plan and finish board the parties’ architects shall meet to discuss the objections and Landlord may submit a modified plan for approval, and the parties shall act reasonably and in good faith to resolve all differences provided that the Landlord is not required to make any changes that increase the cost of construction of the Qualifying Improvements or are not consistent with the definition of Qualifying Improvements.

(c) Expansion Space Commencement Date. If Landlord has not constructed Qualifying Improvements in the Expansion Space or leased the Expansion Space to an Interim Tenant, Landlord shall deliver the Expansion Space to Tenant on or about the first day of the 33rd month of the Term. The date on which the Landlord delivers possession of the Expansion Space to Tenant with the appropriate Expansion Space Delivery Condition fully satisfied is referred to herein as the “Expansion Space Commencement Date”. The Expansion Space shall become a part of the Premises for all purposes on the Expansion Space Commencement Date, except as set forth below.

(d) Rent Commencement Date. (i) If Landlord has constructed Qualifying Improvements in the Expansion Space and the Expansion Space Commencement Date occurs prior to the first day of the 37th month of the Term, Tenant shall begin paying Base Rent and Tenant’s Share of Operating Costs on the Expansion Space Commencement Date. (ii)

If Landlord has not constructed Qualifying Improvements in the Expansion Space and the Expansion Space Commencement Date occurs prior to the first day of the 37th month of the Term, Tenant shall begin paying Base Rent and Tenant’s Share of Operating Costs on the 120th day following the Expansion Space Commencement Date or the date on which Tenant begins business operations in the Expansion Space (if earlier). If Landlord has satisfied the Expansion Space Delivery Condition, Tenant shall begin paying Base Rent and Tenant’s Share of Operating Costs on the Expansion Space no later the first day of the 37th month of the Term or the date on which Tenant begins business operations in the Expansion Space (if earlier).

(e) Allowance. Landlord shall pay an allowance under one of the following provisions, as applicable (the “Expansion Space Allowance”). The Expansion Space Allowance shall be disbursed following the Expansion Space Commencement Date in the same manner and subject to the same conditions as provided for the disbursement of the Allowance for the Initial Premises under Exhibit C except that Tenant shall have two (2) years from the Expansion Space Commencement Date to use the Allowance. The Expansion Space Allowance may be used for the same items as the initial Allowance.

(i) If Landlord has constructed Qualifying Improvements in the Expansion Space, and the Expansion Space has not been occupied by an Interim Tenant, the Expansion Space Allowance shall be equal to Ten Dollars ($10.00) per square foot of Rentable Area in the Expansion Space and Tenant shall make any necessary alterations to the Expansion Space under the terms and conditions of Section 8.4 below.

(ii) If Landlord has constructed Qualifying Improvements in the Expansion Space, and the Expansion Space has been occupied by an Interim Tenant, the Expansion Space Allowance shall be equal to Fifteen Dollars ($15.00) per square foot of Rentable Area in the Expansion Space and Tenant shall make any necessary alterations to the Expansion Space under the terms and conditions of Section 8.4 below.

(iii) If Landlord has not constructed Qualifying Improvements in the Expansion Space, the Expansion Space Allowance shall be equal to Fifty-two and 50/100 Dollars ($52.50) per square foot of Rentable Area in the Expansion Space and Tenant shall construct improvements in the Expansion Space under the terms and conditions of Exhibit C attached hereto.

1.1.3 Right of First Opportunity. Tenant shall have the right (the “Right of First Opportunity”) to lease the entirety of either Floor 10 or Floor 14 (the first of such floors to become available to lease shall be the “Offer Space”) on the following terms and conditions. If Landlord elects in its sole discretion to market either floor included in the Offer Space for lease on less than a full floor basis, the Right of First Opportunity shall apply separately to each increment of space on the first such floor to become available to lease. Floor 10 and Floor 14 are currently available for lease and Tenant has elected not to include either floor in the Initial Premises. The Right of First Opportunity shall take effect when the Offer Space has been leased to a third party (together with its successors, assigns and subtenants, the “Initial Tenant”) and again becomes available to lease on a direct basis from Landlord. Thereafter, when Landlord determines that either Floor 10 or Floor 14 as identified by Landlord will be available for leasing to a new tenant, Landlord shall deliver written notice to Tenant (the “Availability Notice”). The

Availability Notice shall identify the Offer Space that is then available for lease. After the first eighteen (18) months of the Term, the Availability Notice shall include the rent schedule applicable to the Offer Space as well as any incentives or allowances Landlord is offering which shall reflect Landlord’s opinion of the Market Rent (as defined in Section 3.2). Tenant may exercise its Right of First Opportunity for all of the Offer Space described in the Availability Notice by delivering irrevocable written notice (an “Acceptance Notice”) to Landlord no later than ten (10) days after delivery of the Availability Notice to Tenant. If the Offer Space described in the Availability Notice is less than a full floor, Tenant may elect to lease the partial floor described in the Availability Notice and the Right of First Offer shall remain in effect for the balance of that floor. Time is of the essence of this provision and late notice shall not be effective. If Tenant delivers an Acceptance Notice, then Landlord shall prepare and the parties shall execute an amendment to this Lease reflecting the inclusion of the Offer Space as part of the Premises effective as of the date on which possession of the Offer Space is tendered to Tenant (the “Offer Space Commencement Date”). Tenant’s Share shall be adjusted to include the Rentable Area of the Offer Space effective as of the Offer Space Commencement Date. All of the terms and conditions of this Lease shall apply to the Offer Space except as provided herein. Tenant will lease the Offer Space in its then-current as-is condition and Landlord shall not be required to make improvements to or contribute funds toward any improvements in the Offer Space, except as provided herein.

(a) Economic Terms for Offer Space – First 18 Months. If Tenant’s Acceptance Notice is delivered during the first eighteen (18) months of the Term, (i) if the Offer Space is the 10th Floor the Base Rent applicable to the Offer Space throughout the Term shall be equal to the per square foot Base Rent rate then in effect on the balance of the Initial Premises, (ii) if the Offer Space is the 14th Floor, the Base Rent applicable to the Offer Space throughout the Term shall be equal to the per square foot Base Rent rate then in effect on the balance of the Initial Premises plus One and 50/100 Dollars ($1.50) per square foot (such increment being added at each rent adjustment for the balance of the Term), (iii) Landlord will pay (x) a tenant improvement allowance for the Offer Space equal to the Allowance on the Initial Premises, and (y) a brokerage commission to the Tenant’s broker identified in the Lease summary, each of which shall be multiplied by a fraction equal to the number of days remaining in the Initial Term when Tenant begins paying Base Rent on the Offer Space divided by 3650, and (iv) Tenant shall be entitled to one (1) day of beneficial occupancy (i.e. possession without the obligation to pay Base Rent or Tenant’s share of Operating Costs) for each month remaining in the Initial Term when Tenant begins paying Base Rent on the Offer Space. The Tenant Improvements shall be constructed and the allowance shall be paid pursuant to the provisions of Exhibit C.

(b) Economic Terms for Offer Space – Subsequent to First 18 Months. If Tenant’s Acceptance Notice is delivered after the first eighteen (18) months of the Term, the Base Rent and any concessions or allowances payable with respect to the Offer Space shall be the amounts set forth in the Availability Notice accepted by Tenant except as provided below. Tenant shall be deemed to have accepted the terms set forth in the Availability Notice unless the Acceptance Notice requests that Base Rent for the Available Space be determined in accordance with the procedures set out in Section 3.2, as modified herein. If Tenant elects to have Base Rent for the Available Space determined in accordance with the procedures set out in Section 3.2, Landlord and Tenant shall use good faith efforts to agree on Base Rent in writing within the thirty (30) calendar day period commencing upon Landlord’s receipt of the Acceptance Notice. Landlord shall not be required to pay any brokerage fee or commission to Tenant’s Broker identified in the Lease Summary with respect to the Offer Space under this clause (b). The Tenant Improvements shall be constructed and the allowance, if any, shall be paid pursuant to the provisions of Exhibit C.

(c) Waiver. If Tenant does not deliver an Acceptance Notice within ten (10) days after delivery of the Availability Notice, Landlord may lease the Offer Space to any third party without providing any additional notice to Tenant and the Right of First Opportunity shall be of no further force and effect except as provided above if the Availability Notice is for a partial floor. Tenant may not sublease the Offer Space from the Initial Tenant or any of its successors or subtenants and Landlord shall have no obligation to consent to such a sublease.

(d) Limitations. Landlord may extend or renew the Lease with the Initial Tenant or may execute a new lease with the Initial Tenant without offering the Offer Space to Tenant. Landlord shall have no obligation to provide an Availability Notice and Tenant’s Right of First Opportunity shall be void during any period when a default is outstanding under this Lease. Tenant’s Right of First Opportunity shall be void and of no further force and effect if more than two (2) Events of Default (as defined in Section 14.1) occur under this Lease. During the last two (2) years of the Term, Tenant may not exercise the Right of First Opportunity unless Tenant has the right to and simultaneously exercises an Extension Option under Section 2.2. If Tenant exercises the Right of First Opportunity and an Event of Default by Tenant occurs prior to Tenant’s occupancy of the Offer Space, Landlord may elect, by written notice to Tenant, to nullify Tenant’s Acceptance Notice, in which event Tenant shall have no further rights with respect to the Offer Space.

(e) Personal Right. The Right of First Opportunity is personal to the Tenant originally named herein and any transferee who has assumed all of Tenant’s obligations under this Lease under a Permitted Transfer (as defined in Section 13.2) and may not be exercised by or for the benefit of any other party.

(f) Termination. The Right of First Opportunity shall terminate if Tenant exercises its early termination right under Section 2.4 below.

1.2 Common Areas. So long as Tenant occupies the Premises and is not in default under the terms of this Lease, Tenant, its invitees, customers and employees shall have the nonexclusive right to use all areas of the Building and Property designated by Landlord from time to time for common use such as the public parking areas, loading areas, patios and walkways, landscaped areas, public lobbies, restrooms and corridors (the “Common Areas”) in common with Landlord, other Building tenants, and their respective invitees, customers and employees. The use of the Common Areas shall be subject to the terms and conditions of this Lease and any reasonable rules and regulations Landlord may promulgate from time to time.

1.3 Initial Building. Landlord shall construct the Building including those items shown as Landlord’s Work on the chart attached hereto as Exhibit C-1 in accordance with the permits received from the City of Seattle, subject to such changes and modifications as Landlord may make from time to time during the course of construction (the “Base Building”). The internal stair shall be located in the area depicted on Exhibit A. Prior to the date of this Lease, Landlord has completed certain work in connection with Tenant’s proposed stair opening, including preparation of a design. Landlord shall arrange for the design and construction of the opening required to accommodate Tenant’s internal stair in accordance with the design prepared by Landlord’s engineer. Any costs incurred by Landlord to complete the design and construction of the stair will be paid in advance by Tenant or deducted from the Allowance under Exhibit C. Landlord shall not make any changes during the course of construction of the Base Building which (a) materially and adversely affect the vision and functional uses of the retail and restaurant areas proposed for the “Market Hall” area on the ground floor of the Building or the tenant event space, (b) reduce the amount and accessibility of the parking below that required by code, or (c) reduce the quality of the mechanical systems. Notwithstanding the foregoing, Landlord makes no representation or warranty with respect to the occupancy by any tenant of the Building, the date on which any tenant will occupy its space or the use to which any other tenant will put its space.

1.4 Reserved Rights. After initial construction of the Base Building, Landlord may in its discretion increase, decrease, or change the Common Areas from time to time, provided that such changes do not materially and adversely affect the access to or use of the Premises and provided that Landlord may not materially reduce or eliminate (but may relocate) the “tenant event space” or reduce the area devoted to retail uses in the ground floor to less than 50% of the retail rentable area on the ground floor. Notwithstanding the foregoing, Landlord shall not be required to retain a tenant event space if the event space is not being used by Tenant for meetings large enough to require the event space at least once a month. Landlord reserves the right from time to time to install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires, meters and other equipment to serve the Premises and other parts of the Building. In exercising its rights under this Section or other comparable provisions of this Lease, Landlord shall not permanently, materially and unreasonably interfere with Tenant’s use of or access to the Premises. Landlord reserves the right from time to time to change the size, layout and dimensions of the Building or any part thereof. Landlord may erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed.

1.5 Improvements Within the Premises. Except as expressly provided in this Lease, Landlord shall have no obligation to make or to contribute any sum of money toward the cost of any alterations or improvements to the Premises. Initial construction of the improvements in the Premises not provided as part of the Base Building constructed by Landlord under Section 1.3 (the “Tenant Improvements”) shall be governed by Exhibit C attached hereto. Except for any work required to be provided by Landlord under this Lease, Tenant shall be solely responsible for any changes or alterations to the Premises required in order to accommodate Tenant’s use. Landlord agrees that Tenant may install an internal stair to connect the two floors of the Premises.

2. TERM

2.1 Initial Term. The “Commencement Date” shall be the later of (a) January 1, 2016, or (b) two hundred sixty (260) days after either (i) if Tenant contracts with Skanska USA Building Inc. (“Landlord’s Contractor”) to construct the Tenant Improvements, the date on which Landlord’s Contractor determines that it can begin work on the Tenant Improvements; or

(ii) if Tenant does not contract with Landlord’s Contractor to construct the Tenant Improvements, the date on which Landlord notifies Tenant that the Premises are ready for Tenant’s contractor to start construction of Tenant Improvements. Notwithstanding the foregoing, in no event shall the Commencement Date occur before (i) the Base Building work on each floor of the Premises (except for any elements thereof that cannot be completed until the Tenant Improvements are completed) has been substantially completed (as that term is used in the construction industry) with only minor punch-list or corrective work remaining that will not materially interfere with Tenant’s use of the Premises; (ii) the elevators serving the Premises are in working order, (iii) Landlord has obtained a temporary certificate of occupancy for the Base Building and all other material permits and authorizations required for the occupancy and use of the Base Building (excluding any spaces intended to be occupied by tenants), (iv) all services and utilities that Landlord is required to provide under the terms of this Lease are available to the Premises and all Base Building systems are operational (subject to normal punch list items and final balancing of mechanical systems that do not materially impact Tenant’s operations within the Premises); and (v) Tenant has access to and use of the parking required under Section 7 below (all of the foregoing being the “Required Condition”). Landlord and Tenant acknowledge that this Lease is binding upon execution hereof notwithstanding the later Commencement Date.

2.1.1 Beneficial Occupancy. If Tenant enters the Premises prior to the Commencement Date, Tenant shall be bound by all terms and conditions of this Lease except that the Term and the obligation to pay Base Rent shall not begin until the Commencement Date. If the Premises are ready for occupancy prior to the Commencement Date, Tenant shall have beneficial occupancy of the Premises and may commence business operations in the Premises and from that date until the Commencement Date, Tenant shall be required to pay Tenant’s Share of Operating Costs and the parking charges under Section 7 below.

2.1.2 Delivery Estimate. Landlord estimates that the Premises will be ready for Tenant construction of Tenant Improvements to start (a) on or about June 16, 2015, if Tenant does not use Landlord’s Contractor, or (b) on or about April 17, 2015, if Tenant uses Landlord’s Contractor. “Ready for construction of Tenant Improvements” means that construction of the Base Building has progressed to the point that construction of the Tenant Improvements by Landlord’s Contractor or by Tenant’s contractor can proceed while Landlord’s Contractor completes the Base Building. In addition, if Tenant does not use Landlord’s Contractor then the following items shall have been substantially completed by Landlord’s Contractor in order for the Premises to be ready for construction of Tenant Improvements: (i) a temporary or permanent roof or other means and methods to control weather is in place and work on the exterior enclosure is in progress; (ii) temporary or permanent stair access to the Premises that complies with OSHA and other governmental requirements for construction is in place; (iii) shell and core electrical and mechanical equipment have been installed to the Premises, but not fully energized, and services have been stubbed out to the Premises and are available for Tenant to tie in when the temporary certificate of occupancy for the shell and core has been approved by the City of Seattle; (iv) hoisting mechanism is in place for Tenant’s use in accordance with Landlord and Contractor’s site rules; and (v) temporary power is available for use by Tenant’s contractor if permanent power is not available. Tenant acknowledges that Landlord has not guaranteed that construction of Tenant Improvements can begin by these dates. If the Premises are not ready for construction of Tenant Improvements to start by these estimated dates, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage and this Lease shall remain in full force and effect, except as provided below.

(a) If the Premises are not ready for construction of Tenant Improvements by the date that is thirty (30) days after the applicable estimated date provided above plus the length of any delay for reasons of Tenant Delay or Force Majeure Causes (the “Delivery Deadline” ), then Tenant as its sole and exclusive remedy for such delay shall be entitled to a credit against the first sums of Base Rent coming due under this Lease in an amount equal to one (1) day of Base Rent for every one (1) day between the Delivery Deadline and the date on which the Premises are ready for construction of Tenant Improvements provided that such rent credit shall not apply if Tenant commences business in the Premises by November 30, 2015. Tenant shall not be entitled to any rent credit unless Tenant is required to pay penalty rent or damages or forego bonus payments under its written agreements with its existing landlord and the company which will be taking Tenant’s prior premises and provides a true and correct copy of such agreements to Landlord. In no event shall the total rent credit for delay in delivery exceed Three Hundred Thousand Dollars ($300,000).

(b) In addition, if the Premises are not ready for construction of Tenant Improvements by November 1, 2015, then, notwithstanding that Landlord has not breached any obligation to Tenant under this Lease, Tenant shall be entitled to terminate this Lease by written notice to the other party; provided that Tenant may not terminate this Lease if the Premises are not ready for construction of Tenant Improvements because of Tenant Delay; and provided further that Landlord may nullify Tenant’s termination of this Lease if Landlord causes the Premises to be ready for construction of Tenant Improvements within thirty (30) days after receipt of Tenant’s notice of termination.

2.1.3 Confirmation of Dates. Upon Landlord’s request, Tenant shall execute a certificate in the form attached hereto as Exhibit D or any other reasonable form requested by Landlord confirming the date on which the Premises are ready for construction of Tenant Improvements, Commencement Date and certain other information pertaining to this Lease.

2.2 Options to Extend. Tenant shall have the right (each an “Extension Option”) to extend the Term for two (2) consecutive periods of five (5) years (each an “Extension Period”) on the following terms and conditions. If Tenant wishes to exercise an Extension Option it shall give Landlord written notice (the “Election Notice”) no later than twelve (12) months prior to commencement of the Extension Period. Time is of the essence and late notice shall not be effective. The Election Notice shall be irrevocable.

2.2.1 Size of Premises During Extension. Tenant may elect to extend for less than all of the Premises provided that the Premises during each Extension Period shall consist of contiguous full floors and the Rentable Area of the Premises during the Extension Period may not be less than seventy-five percent (75%) of the Rentable Area of the Premises at the end of the Initial Term. The Election Notice must specify which floors will be included in the Premises during the Extension Period and if the Election Notice does not so specify then the Term will be extended for the entire Premises. If Tenant does not extend the Term for the entire Premises, Tenant must vacate and surrender possession of the balance of the Premises in the condition required under Section 15.1 by the last day of the Initial Term or the first Extension Period (as applicable) and if it does not vacate in a timely manner, the terms of Sections 15.1 and 15.2 will apply to the space.

2.2.2 Conditions. If (a) a default is outstanding at the time the Extension Option is exercised and/or at the time the Extension Period is to commence; or (b) two (2) or more Events of Default have occurred during the twelve (12) month period immediately preceding delivery of the Election Notice, even if the Event of Default was subsequently cured, Landlord shall not be required to give effect to Tenant’s Election Notice. If the above conditions are satisfied with respect to the exercise of the Extension Option or if Landlord elects in its discretion to recognize the Election Notice even though the conditions are not satisfied, then the Term shall be extended on the same legal terms and conditions contained in this Lease except that Base Rent for the Extension Period shall be determined under Section 3.2 below and the Extension Option thus exercised may not be exercised again. Tenant may not exercise the second Extension Option unless the first Extension Option was validly exercised.

2.3 Term. For the purposes of this Lease, the word “Term” shall mean the initial period specified in the Lease Summary (the “Initial Term”) commencing on the Commencement Date and, if Tenant validly exercises an Extension Option, shall include the Extension Period. For purpose of calculating the Term and the dates for rental adjustments, if the Commencement Date is not the first day of a calendar month, the first year (or twelve (12) month period) of the Term shall include the partial month in which the Commencement Date occurs and the next twelve (12) full calendar months so that the rent adjustments occur on the first day of a calendar month and the Term ends on the last day of a calendar month. Thereafter, each year (or twelve (12) month period) shall mean the succeeding twelve (12) month period.

2.4 Early Termination Option. Provided that (a) Tenant has not leased any Offer Space, (b) no Event of Default is outstanding at the time of the Termination Notice, and (c) no portion of the Premises has been subleased for a term extending beyond the Early Termination Date, Tenant shall have the right to terminate this Lease in its entirety effective as of December 31, 2022 (the “Early Termination Date”), on the terms and conditions set forth in this Section (the “Early Termination Right”). In order to exercise the Early Termination Right, by no later than December 31, 2021, Tenant must (i) deliver to Landlord an irrevocable written notice clearly exercising the Early Termination Right (the “Termination Notice”), and (ii) pay Landlord a fee in the amount calculated pursuant to Exhibit E (the “Termination Fee”), and (iii) if the Additional Advance is advanced under Exhibit C, pay Landlord the entire outstanding balance of the Additional Advance including all principal and interest accrued through the payment date. Upon request from Tenant any time after November 1, 2021, Landlord will provide an estimated calculation of the Termination Fee. Tenant shall pay the amount set forth in such estimate when it delivers the Termination Notice and when the actual amount of the Termination Fee is calculated, any overpayment shall be credited or refunded back to Tenant or Tenant shall make an additional payment, as applicable. Time is of the essence of this provision and neither late notice nor late payment shall be effective. If Tenant does not deliver a Termination Notice and the Termination Fee by the above deadline, Tenant’s Early Termination Right shall immediately terminate and shall be of no further force or effect. Tenant acknowledges that this provision was specifically negotiated by the parties and is a material term of this Lease and Tenant hereby waives all equitable claims and defenses that might extend the period within which Tenant may exercise the Early Termination Right or pay the Termination Fee. If Tenant does not pay all sums due under this Lease in a timely manner any time after delivering a Termination Notice, then in addition to any other remedies available to Landlord, Landlord shall, in its sole discretion, have the right to void the Termination Notice and the Early Termination Right shall not take effect. If Tenant exercises its Early Termination Right, the Extension Options and the Right of First Opportunity shall immediately terminate and shall be of no further force and effect.

3. RENT

3.1 Base Rent. Tenant shall pay to Landlord the Base Rent specified in the Lease Summary (“Base Rent”). Annual Base Rent shall be payable in equal monthly installments, on or before the first day of each month of the Term beginning on the Commencement Date. The monthly installment of Base Rent for any partial month shall be prorated based upon the actual number of days in that partial month.

3.2 Base Rent for Offer Space and Extension Periods. If Tenant leases any Offer Space and objects to the Base Rent set out in the Availability Notice, Base Rent for the Offer Space for the remainder of the then-current Term shall be the Market Rent for the Offer Space. If Tenant exercises an Extension Option, Base Rent for the Extension Period shall be the Market Rent for the Premises during the Extension Period.

3.2.1 “Market Rent” means the prevailing market rental rate, including any periodic increases, that a willing tenant would pay and a willing landlord would accept in an arm’s length bona fide negotiation for a direct lease of space of comparable quality, design and permitted use, located in the South Lake Union submarket in Seattle, Washington, and having an amount of space comparable to the amount then leased by Tenant, a comparable term, and taking into consideration all other relevant factors including the extent of service provided or to be provided, the means of reimbursing Landlord for operating costs, and the time the particular rate under consideration became or is to become effective. Comparable transactions in which the rent for a renewal was discounted to a rate below the fair market rate shall be adjusted to reflect the fair market rate before the discount was applied. Transactions in which the renewal or expansion rent was established more than a year before the first day of the Extension Period or the date of the Acceptance Notice (as applicable) shall not be considered in establishing Market Rent. Sublease and expansion transactions shall not be considered in establishing Market Rent. Landlord cannot be compelled to pay any concessions or allowances to Tenant but market rate quantifiable cash concessions and allowances for renewals of second generation space may be considered in establishing Market Rent. For purposes of determining comparable quality and design, the Premises shall be considered in its then “as is” condition, it being the intent of Landlord and Tenant that the Base Rent for the Extension Period shall be the same as for comparable premises with improvements that have been customized for the occupant. Market Rent shall include annual increases, if and to the extent commensurate with then market conditions.

3.2.2 If Tenant exercises an Extension Option, each party shall provide to the other party its written opinion of Market Rent approximately ten (10) months before the first day of the Extension Period. If Landlord and Tenant do not come to a mutually agreed upon Base Rent within thirty (30) days after the parties exchange such written opinions, Market Rent shall be determined as provided in Section 3.2.3 below.

3.2.3 Within ten (10) days after expiration of the thirty (30) day negotiating period, each party, at its own cost and by giving notice to the other party, shall appoint a real estate broker with substantial experience in office leasing in the South Lake Union submarket or an appraiser with at least ten (10) years full-time commercial real estate experience in Seattle, Washington, to determine Market Rent. Each party shall advise the other in writing of the name and address of the advising party’s representative within said ten (10) day period. If a party does not appoint a representative within ten (10) days after the other party has given written notice of the name of its representative, the single representative appointed shall be the sole representative and shall set the Market Rent. If each party appoints a representative, the two representatives shall meet promptly and attempt to establish Market Rent (including annual increases). If the two representatives are unable to agree within thirty (30) days after the second representative has been appointed (the “Determination Period”), Market Rent shall be determined using the following procedures.

(a) The two representatives shall attempt to select a third broker or appraiser (the “Arbiter”) who meets the qualifications provided herein within ten (10) days after the last day of the Determination Period. If the two representatives are unable to agree on the Arbiter within such ten (10) day period, either of the parties to this Lease, by giving five (5) days’ notice to the other party, may apply to the then presiding judge of the Superior Court of King County for the selection of a third broker or appraiser meeting the qualifications stated herein. In any event, the Arbiter, however selected, shall be a person who has not previously acted in any capacity for either party. Within ten (10) days after the appointment of the Arbiter, each party or its representative shall submit its final schedule of Market Rent (including annual increases if any) to the Arbiter who shall provide a copy to the other party only after both submissions are received. If Landlord elects not to pay concessions or allowances in a lump sum, the value of market rate concessions and allowances shall be factored into the Market Rent and each party’s proposal shall identify their proposed concessions and the method of factoring the concessions into the schedule of Market Rent. Each party may submit supporting evidence that it deems relevant to the fair market rent analysis, but excluding any prior negotiations with the other party. The Arbiter shall consider all written materials submitted and may, in the presence of both parties, request additional information be submitted in writing but shall not hold a hearing or take oral testimony.

(b) Within thirty (30) days after the selection of the Arbiter, he or she shall set the Market Rent for the Extension Period or the Offer Space, as applicable. The Arbiter shall select the proposed rent schedule that most closely approximates his or her determination of Market Rent. The Arbiter shall have no right to propose a middle ground or any modification of either of the proposed rent schedule. The rent schedule he or she chooses as most closely approximating his or her determination of Market Rent shall be final and binding upon the parties.

(c) Each of the parties shall bear all of the costs and expenses of its representative together with one-half (1/2) of the costs of the Arbiter. If Base Rent has not been finalized prior to the first day of the Extension Period or by the date on which the Offer Space is delivered to Tenant, until Base Rent is determined Tenant will pay Base Rent at the rate then in effect for the Premises until Base Rent is determined. The amount of the new Base Rent and all other charges payable hereunder for the Extension Period will be applied retroactively to the beginning of the Extension Period, and any adjustment will be made with the next installment of Base Rent due, after Base Rent is determined. Landlord and Tenant shall within thirty (30) days after the determination of the Market Rent, execute an amendment to this Lease, documenting the new termination date and the Base Rent for the Extension Period (or Offer Space if applicable).

3.3 Operating Costs. In addition to Base Rent, Tenant shall pay Tenant’s Share of Operating Costs on a monthly basis in estimated payments on or before the first of each month. Operating Costs shall be prorated for partial calendar years.

3.3.1 Calculation of Tenant’s Share. “Tenant’s Share” shall be computed by dividing the Premises Rentable Area by the Building Rentable Area, as modified from time to time. As used in this Lease, the term “Rentable Area” shall mean the square footage of space calculated using the “Office Buildings: Standard Methods of Measurement” Legacy Method A adopted by BOMA International (ANSI/BOMA Z65.1 – 2010). Notwithstanding the estimates shown in the Lease Summary, Landlord shall calculate the “Premises Rentable Area” and “Building Rentable Area” and the Tenant’s Share upon completion of construction and shall provide the calculations to Tenant. Tenant acknowledges that the Premises Rentable Area includes an allocation of Common Areas and that the allocation and Tenant’s Share may change from time to time. Tenant’s Share shall be increased or decreased based on the Rentable Area of the Premises from time to time. The Premises are part of a mixed use building and Landlord may, in its reasonable discretion, equitably allocate responsibility for payment of specific expenses among individual tenants or categories of tenants benefited by such expenses and may designate separate Common Areas or cost pools for retail, office and restaurant users, which may affect the amount of Operating Costs paid by Tenant.

3.3.2 Operating Costs Definition. “Operating Costs” shall mean all costs, expenses and other charges incurred by Landlord in connection with the ownership, operation, repair and maintenance of the Property, the Building and the Premises, and performing Landlord’s obligations under this Lease, including but not limited to:

(a) All supplies, materials, and rental equipment used in the operation, repair and maintenance of the Building and the Property in a manner commensurate with the operation of a Class A office project in Seattle, Washington;

(b) Costs of water, sewer, trash, recycling, power, gas and electricity, and of heating, cooling, lighting, and ventilating the Building, except that if electric service to the Premises is measured by submeter or checkmeter and paid by Tenant based on the meter readings, Operating Costs shall include only the cost of electrical service to the Common Areas of the Building and to Building systems;

(c) Costs of maintenance, repair, depreciation and replacement of machinery, tools and equipment (if owned by Landlord) and for rent paid for such machinery, tools and equipment (if rented) used in connection with the operation, repair or maintenance of the Building or the Property; provided that any replacements of a capital nature shall be amortized over the useful life of the applicable replacement item and the annual amortization amount (together with interest equal to the Prime Rate as published by the Wall Street Journal as of the last day the month in which the first payment of such cost was made by Landlord plus two and one half percent [2.5%]) shall be included in Operating Costs for each calendar year within the Term;

(d) All premiums and deductibles on insurance policies including but not limited to liability, property damage (including flood, earthquake and terrorism), automobile, rental loss and any other policies of insurance maintained by Landlord, in its discretion, with respect to the Property, Building or any insurable interest therein or Landlord’s personal property used in connection therewith;

(e) Costs of janitorial and courtesy patrol services, landscaping services, repairs and general maintenance;

(f) Cost of any capital improvements or replacements (i) made or installed for purposes of saving labor or otherwise reducing Operating Costs or to comply with state or city energy requirements applicable to the Building, (ii) required by applicable Laws, or (iii) incurred to replace items that Landlord repairs or maintains (all capital improvements under this subparagraph are referred to as “Permitted Capital Items”). Permitted Capital Items shall not include replacement of the foundation, structural elements of the Building, the roof structure, or portions of the exterior enclosure of the Building other than glass. Permitted Capital Items shall be amortized over the useful life of such improvements, as determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the Permitted Capital Item and the annual amortization amount (together with interest equal to the Prime Rate as published by the Wall Street Journal as of the last day the month in which the first payment of such cost was made by Landlord plus two and one half percent [2.5%]) shall be included in Operating Costs for each calendar year within the Term;

(g) Real and personal property taxes, assessments, local improvement or special benefit district charges and other governmental charges, special and general, known and unknown, foreseen and unforeseen, of every kind and nature whatsoever (i) attributable to or levied or assessed against the Property or the Building, or any portion thereof, or interest therein; (ii) attributable to or levied upon Landlord’s personal property located in, or used in connection with the Building; (iii) surcharges and all local improvement or special benefit and other assessments levied with respect to the Property, and all other property of Landlord used in connection with the operation of the Building; (iv) any taxes levied or assessed in lieu of, in whole or in part, or in addition to any real or personal property taxes in effect and applied to Landlord upon the date hereof including, but not limited to, leasehold taxes, business and occupation taxes and taxes or license fees upon or measured by the leasing of the Building or the rents or other income collected therefrom; (v) any and all costs, expenses and attorneys’ fees paid or incurred by Landlord in connection with any proceeding or action to contest in whole or in part, formally or informally, the imposition, collection or validity of any of the foregoing taxes, assessments, charges or fees (collectively, “Real Property Taxes”). If under any applicable Law any Real Property Taxes may be paid in installments at the option of the taxpayer, then Landlord shall include within Real Property Taxes for any calendar year only those installments (including interest, if any) which would become due by exercise of such option. Real Property Taxes shall not include (A) transfer, inheritance or estate taxes imposed upon or assessed against the Property, or (B) federal income taxes computed upon the basis of the Landlord’s net income;

(h) To the extent directly related to services provided to the Building, compensation (including wages and benefits) of employees and contractors engaged in the operation and maintenance of the Property and/or the Building; employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied against Landlord on those wages and salaries, and the cost of disability, accidental death, medical and hospitalization insurance and pension, retirement or other employee fringe benefits;

(i) Accounting, legal and other professional fees incurred in connection with the operation of the Property and/or the Building, excluding professional fees arising from disputes with tenants, or arising out of or in connection with the original construction of the Building; and provided further that any refund of fees previously included in Operating Costs shall be deducted from Operating Costs in the year received;

(j) Cost of replacing lamps, bulbs, starters and ballasts used in the Building or Premises, other than those for which the cost is billed directly to a tenant; and

(k) A property management fee, not to exceed 3% of gross rents which may be payable to Landlord or a third-party property manager, and any expenses associated with operating and maintaining an on-site management office (including fair market rental value for any rentable space devoted to such use).

Notwithstanding the foregoing, Operating Costs shall not include: costs of operating the Garage such as a garage attendant or fees to a garage operator (but utilities, repairs, maintenance and taxes shall be included in Operating Costs); expenses for which Landlord is reimbursed outside of Operating Costs; expenses incurred in leasing or procuring tenants (including, without limitation, marketing costs, lease commissions, legal expenses, and expenses of renovating space for tenants); legal expenses arising out of disputes with tenants or the enforcement of the provisions of any lease of space in the Building; interest or amortization payments on any mortgage or other loan secured by the Property; rent under any ground or underlying lease; costs of any work or service performed for or facilities furnished to any particular tenant or group of tenants, and not available to all tenants as part of Basic Services; costs of capital improvements and depreciation and amortization (except as otherwise provided in Subsections 3.3.2(c) and (f) above); amounts paid to subsidiaries or affiliates of Landlord except to the extent that the cost of the subject services, supplies or materials do not exceed the cost that would have been provided by unaffiliated parties on a competitive basis for a comparable level and quality of service; costs of design or construction of the Base Building or repairs of design or construction defects therein (provided that no repairs shall be considered design or construction defects after the first seven (7) years of the Initial Term); except for any commercially reasonable deductible or self insured retention, the cost of repairs or other work (including rebuilding) occasioned by fire, windstorm or other casualty or condemnation; interest and penalties for late payment of taxes; expenses for which the Landlord is or will be reimbursed by another source including (without limitation) amounts reimbursed pursuant to a warranty or insurance; contributions for political or charitable or other special interest purposes, including (without limitation) lobbying; structural repairs and replacements; the costs of initial stock of tools and equipment for the operation, maintenance or repair of the Building; or costs that duplicative of any other charges included in Operating Costs.

3.3.3 Adjustment. For purposes of calculating Operating Costs for any period in which the Building is less than one hundred percent (100%) occupied or if all tenants do not receive the same services, an adjustment may be made in computing Operating Costs for such period so that Operating Costs are computed as though the Building had been one hundred percent (100%) occupied and all tenants provided with the same services during such period so that Tenant pays the amount it would have paid had the Building been so occupied. This adjustment shall apply only to Operating Costs that vary with occupancy or service level. The foregoing adjustment shall not apply to Taxes.

3.3.4 Estimates. Prior to the Commencement Date, Landlord shall provide Tenant with an estimate of Tenant’s Share of Operating Costs for the first partial calendar year. Within a reasonable period of time after the end of each calendar year, Landlord shall provide Tenant with a statement showing the actual Operating Costs incurred during the prior calendar year and an estimate of Operating Costs for the then current calendar year. Tenant shall pay to Landlord, monthly in advance, one-twelfth (1/12) of Landlord’s estimate of Tenant’s Share of Operating Costs for each calendar year. Landlord may from time to time during any calendar year update its estimate of Operating Costs (and its estimate of Tenant’s Share of Operating Costs) based on anticipated changes in costs and expenses in which case Tenant shall make its estimated payments in accordance with the revised estimate.

3.3.5 Reconciliation. Within a reasonable period of time after the end of each calendar year, Landlord shall provide Tenant with a written statement of the actual Operating Costs for that calendar year (the “Reconciliation Statement”). If the actual Operating Costs exceed the estimated amount paid by Tenant with respect to such calendar year, then Tenant shall pay Landlord the additional amount due to Landlord within thirty (30) days of receipt of the Reconciliation Statement and, if actual Operating Costs are less than the estimated Operating Costs for that calendar year, then Landlord shall credit against future Additional Rent, the amount of any overpayment by Tenant. Landlord’s determination of Operating Costs for any calendar year shall be deemed final and binding on Tenant unless Tenant timely exercises its rights under Section 3.3.7 below with respect to that Reconciliation Statement.

3.3.6 Cap On Controllable Operating Costs. Notwithstanding anything to the contrary contained herein, Tenant’s Share of Controllable Operating Costs during the Initial Term and each Extension Period shall not increase by more than five percent (5%) per year on a cumulative, compounding basis over the then-expired portion of the Initial Term or the applicable Extension Period (with the cap resetting on the first day of each Extension Period). “Controllable Operating Costs” shall mean expenses for which Landlord, acting individually, has the ability to control the timing and the price paid through bidding or other procedures. Controllable Operating Costs shall not include Real Property Taxes or any other taxes and assessments, government imposed charges, utility charges, insurance premiums or deductibles, payments that do not recur each year (such as, but not limited to, snow and ice removal), the cost of any contract the price of which is dependent on union labor, management fees that are stated as a percentage of revenue, or amortization of capital items permitted hereunder.

3.3.7 Tenant’s Inspection and Audit Rights. If Tenant is not in default under this Lease, Tenant (but not any subtenant or assignee except for a Permitted Transferee who has assumed all of Tenant’s obligations under this Lease), at its sole cost and expense may audit Landlord’s records relating to Operating Costs for the year covered by any Reconciliation Statement. The audit shall be limited solely to confirming that the Operating Costs charged to Tenant are consistent with the terms of this Lease. The audit must be performed by a nationally or regionally recognized certified public accountant reasonably acceptable to Landlord and no portion of the auditor’s compensation shall be based directly or indirectly upon a percentage of the savings found or the results of the audit. Tenant must deliver written notice to Landlord of the dispute within one hundred twenty (120) days after Landlord’s delivery of the Reconciliation Statement. The audit shall take place during regular business hours at a time reasonably acceptable to Landlord at the office where Landlord or its property manager maintains the applicable records, but the Landlord shall promptly on request furnish the auditor with electronic copies of any records requested by the auditor (provided that the auditor agrees to destroy such electronic records upon completion of the audit). Tenant’s objection to Landlord’s determination of Operating Costs shall be deemed withdrawn unless Tenant completes the audit within one hundred twenty (120) days after the date Tenant delivers its dispute notice to Landlord, provided that such period shall be extended on a day for day basis if Landlord delays in providing access to the records necessary to complete the audit. Landlord shall have a reasonable opportunity to meet with Tenant’s auditor to explain its calculation of Operating Costs. If Tenant’s auditor believes that it has found errors or overcharges, Tenant shall provide a full and complete copy of the audit to Landlord and shall advise Landlord in writing of the claimed errors and overcharges with specific reference to the relevant Lease provisions disqualifying such expenses. If Landlord and the auditor do not agree on proper treatment of the contested costs, Landlord shall engage its own auditor to review the findings of Tenant’s auditor and Landlord’s books and records. The two (2) auditors and the parties shall then meet to resolve any difference between the audits. If the parties have not reached agreement within two (2) weeks thereafter, then the auditors shall together select a third auditor (who is not affiliated with and who does not perform services for either party or their affiliates) to whom they shall each promptly submit their explanations of the basis of their opinion. Within two (2) weeks after receipt of such explanations, the third auditor shall determine the final treatment of the contested items which shall be binding on both parties. The cost of the third auditor shall be split between the parties. The auditor shall not have the authority to review any other items of Operating Costs. If the final audit results show that the amount Landlord charged Tenant was greater than the amount Tenant is obligated to pay, Landlord will credit the overpayment to the next Rent due under this Lease or shall refund the excess to Tenant if this Lease has terminated. If the audit shows that the amount Landlord charged Tenant for Operating Costs was less than the amount Tenant is obligated to pay, Tenant will pay to Landlord the difference between the amount Tenant paid and the amount determined in the audit within thirty (30) days after it receives the final audit results. Pending resolution of any audit under this Section, Tenant will continue to pay to Landlord the estimated amounts of Tenant’s Share of Operating Costs as billed by Landlord. Tenant and Tenant’s auditors and accountants will keep all information obtained in any audit strictly confidential and may only use such information for the limited purpose this Section describes and for Tenant’s own account.

3.4 Rent. As used in this Lease, the term “Additional Rent,” shall mean Tenant’s Share of Operating Costs under Section 3.3 and any other sums described in this Lease as Additional Rent. The term “Rent” as used in this Lease shall include all amounts to be paid hereunder by Tenant whether or not those sums are designated as Base Rent or Additional Rent. Failure by Tenant to pay any sum due under this Lease shall entitle Landlord to pursue any or all remedies specified in this Lease, as well as those remedies specified in RCW Chapter 59.12 or otherwise allowed by law or in equity.

3.5 Place of Payment. Except as otherwise specified in this Lease, all Rent shall be paid to Landlord on or before the first day of each calendar month at the address set forth in the Lease Summary to which payments are to be made (as the same may be changed by written notice from Landlord to Tenant). Landlord may designate any other manner or method of paying Rent in its reasonable discretion provided that Landlord must provide written notice of any changes to Tenant. All Rent payments shall be made without deduction, setoff, prior notice or demand by Landlord, except as expressly provided in this Lease. Landlord may accept and apply any payment made by Tenant to any sums then due under this Lease and shall not be bound by any notations or instructions contained on any payment, check, draft, or other order to pay, or on vouchers, letters, memoranda, or statements attached to or accompanying such payment. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith and Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

3.6 Late Charges; Interest. Tenant acknowledges that late payment by Tenant to Landlord of any Rent due hereunder will cause Landlord to incur costs not contemplated by this Lease, and the exact amount of the costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any mortgage or deed of trust covering the Premises. If Tenant fails to pay any Rent within five (5) days after such payment is due, Tenant shall pay to Landlord, as Additional Rent, a late charge equal to five percent (5%) of such late payment or the sum of $250.00, whichever is greater. A $50.00 charge will be paid by the Tenant to the Landlord for each returned check and if more than two checks are returned for nonpayment, Landlord may require Tenant to thereafter pay sums due hereunder by wire transfer or by certified or cashier’s check. In addition, for any sum not paid within five (5) days after the due date, Tenant shall pay Landlord interest on the unpaid balance at an annual interest rate equal to the prime rate of interest published in the Wall Street Journal or another comparable publication selected by Landlord plus eight percent (8%) (the “Default Rate”) from the due date until paid in full. If the Default Rate is higher than the maximum commercial interest rate permitted by applicable Law, the Default Rate shall be decreased to the maximum commercial interest rate permitted by applicable Law. If Landlord pays any sum or incurs an expense on behalf of Tenant or as a result of any Tenant default, such sums shall bear interest at the Default Rate from the date of Landlord’s expenditure until Tenant has repaid the amount to Landlord.

3.7 Sales Tax Deferral.

3.7.1 Application. Retail sales tax otherwise applicable to portions of construction of the Tenant Improvements may be eligible for deferral pursuant to RCW 82.63 (the “Sales Tax Deferral”) as a result of uses of the Premises intended by Tenant. If Tenant elects to seek the Sales Tax Deferral, Landlord will reasonably cooperate with Tenant’s application for the same at Tenant’s sole cost and expense and Landlord shall, as part of such application, state that the economic benefit of such Sales Tax Deferral shall accrue solely to Tenant. If the retail sales tax for the eligible work is deferred, and if, for any reason, any part of the retail sales tax so deferred is subsequently required to be repaid, Tenant shall promptly pay the same, together with any interest, penalties, or other charges that are or become due in connection therewith. Tenant shall prepare and file the annual surveys required by the Washington Department of Revenue’s regulations, including reporting the nature of Tenant’s use of the Premises and the extent to which such use does not qualify for the Sales Tax Deferral. Tenant shall provide Landlord with a copy of all such reports and other documents exchanged with the Washington Department of Revenue regarding the Sales Tax Deferral. Tenant shall pay any tax resulting from any non-qualifying use.

3.7.2 Challenges. Landlord will reasonably cooperate with and assist Tenant, at Tenant’s sole cost and expense, in any challenges or audits to the Sales Tax Deferral benefit. In any contest regarding the Sales Tax Deferral benefit, Tenant shall be the sole contact with the Washington Department of Revenue. Tenant shall have the right to contest or review any proceedings regarding the Sales Tax Deferral benefit, which may be instituted either during or after the Term of this Lease. Landlord will, within a reasonable time after receipt of Tenant’s written request, execute all reasonably necessary instruments in connection with any such protest, appeal or other proceedings. Tenant shall provide Landlord with copies of all written documents pertaining to any such challenge, audit, contest, appeal, or other proceedings. Tenant shall be entitled to any resulting refund obtained by reason of any such proceeding or otherwise, whether obtained during or after the expiration of the Term and whether obtained by Landlord or Tenant. All of Landlord’s acts, and the acts of Landlord’s consultants, attorneys and agents, under this section for the purpose of preserving for Tenant the Sales Tax Deferral shall be at Tenant’s sole cost and expense and Tenant shall promptly reimburse Landlord for any such costs, including, without limitation, reimbursement to Landlord for the time spent by their direct employees for such purpose.

3.7.3 Limited Landlord Obligation. Landlord shall have no obligations whatsoever to undertake any actions to establish or maintain the Sales Tax Deferral other than the reasonable cooperation obligations set forth in this Section 3.7. Tenant acknowledges that Landlord has not warranted that the Sales Tax Deferral will be available and this Lease shall be binding even if the Tenant does not receive the Sales Tax Deferral.

4. LEASE SECURITY

4.1 Security Deposit. Tenant shall pay to Landlord the sum set forth as the Security Deposit in the Lease Summary as security for the full and faithful performance of this Lease by Tenant (the “Security Deposit”). Tenant shall pay the Security Deposit to Landlord in two separate increments each of which shall be for one half of the Security Deposit. The first half of the Security Deposit shall be delivered to Landlord within thirty (30) days after the date of this Lease and the second half of the Security Deposit shall be delivered to Landlord before construction begins on the Tenant Improvements under Exhibit C. If Tenant does not deliver the full Security Deposit to Landlord when due, Landlord may, in its sole discretion, elect to delay construction of the Tenant Improvements until the full Security Deposit has been received (in which case any delay in completion shall be Tenant Delay) or Landlord may withhold the unpaid amount from the Allowance until the full Security Deposit has been received.

4.2 Letter of Credit. Tenant may elect to post an irrevocable standby letter of credit (the “Letter of Credit”) in lieu of a cash security deposit provided that (a) the Letter of Credit must be issued by Silicon Valley Bank or another financial institution reasonably approved in advance by Landlord, (b) the Letter of Credit must be on a form reasonably approved in advance by Landlord, (c) draw requests must be presentable electronically or at an office in the greater Seattle Metropolitan area, (d) the Letter of Credit must have a final expiration date no earlier than sixty (60) days after the last day of the Term and if not for a fixed term must automatically renew each year unless at least sixty (60) days prior to its expiration date the issuing bank notifies Landlord in writing that the Letter of Credit will not be renewed, and (e) the only condition to payment of a draw on the Letter of Credit shall be presentation of a draw request stating that Landlord is entitled to draw on the Letter of Credit. Tenant must reimburse Landlord for all costs incurred by Landlord in connection with the Letter of Credit. Landlord may draw on the Letter of Credit in whole or in part upon the occurrence of any default by Tenant under this Lease, without notice to Tenant.

4.3 Reduction Based on Adjusted EBITDA. If Tenant’s audited financial statements demonstrate that Tenant’s Adjusted EBITDA in each of any three consecutive fiscal years commencing on or after fiscal year 2013 are greater than one hundred fifty percent (150%) of the total of annualized Base Rent and Operating Costs payable by Tenant under this Lease in each of the three fiscal years, then the amount of the Security Deposit or the Letter of Credit, as applicable, shall be reduced to an amount equal to Base Rent and estimated Operating Costs payable by Tenant under this Lease for the final month of the Term (the “Reduced Deposit”). As used herein, “Adjusted EBITDA” means a calculation from audited financials prepared in accordance with generally accepted accounting principles consistently applied representing earnings before interest, taxes, depreciation & amortization, where (a) earnings is the net income (loss) on the income statement, (b) Interest is the interest income (expense) on the income statement, (c) taxes is the income tax expense on the income statement, and (d) depreciation & amortization is the depreciation and amortization of intangible assets on the cash flow statement. In calculating Adjusted EBITDA, stock-based compensation shown on the cash flow statement shall not be treated as an expense or otherwise deducted in the calculation. If the foregoing condition is met then Tenant shall deliver to Landlord cash in the amount of the Reduced Deposit or a new Letter of Credit in the amount of the Reduced Deposit and upon receipt thereof Landlord shall return the Letter of Credit to Tenant or shall cancel the Letter of Credit pursuant to the issuing bank’s cancellation procedures.

4.4 Annual Reductions. Provided Tenant is not in default under this Lease and has not been in default more than once in any twelve (12) month period at any time during the Term, the amount of the Security Deposit (or the Letter of Credit, as applicable) may be reduced on each anniversary of the Commencement Date by the sum of Ninety Thousand Dollars ($90,000) plus the amount of all principal payments made by Tenant toward the Additional Advance during the prior year. If the foregoing conditions have been satisfied, Landlord shall either (a) if the deposit is a cash deposit, apply the annual reduction against Rent, or (b) execute an amendment to the Letter of Credit in form and substance satisfactory to Landlord and the issuing bank reducing the amount of the Letter of Credit. In no event shall the Security Deposit or the Letter of Credit be reduced below the amount of the Reduced Deposit.

4.5 Use of Deposit. If Tenant defaults under any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, Landlord may use, apply or retain all or any part of the Security Deposit (or draw on the Letter of Credit as applicable) to be applied to the unpaid Rent, for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied or Landlord draws on the Letter of Credit, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount or shall provide a new letter of credit for the required amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep Tenant’s Security Deposit or any Letter of Credit proceeds separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit or Letter of Credit proceeds. If Tenant fully and faithfully performs its obligations under this Lease, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within a reasonable period of time after the expiration of the Term and final determination of any sums due hereunder.

4.6 Prepaid Rent. Contemporaneously with Tenant’s execution of this Lease, Tenant shall pay to Landlord the sum set forth as Prepaid Rent in the Lease Summary (the “Prepaid Rent”), which shall be applied to Base Rent for the month(s) specified in the Lease Summary. If Tenant defaults under the terms of this Lease prior to the application of the Prepaid Rent, such sums shall not be applied as prepaid rent but shall be held and added to the Security Deposit.

5. BUSINESS PURPOSE AND USE

5.1 Permitted Uses. Tenant shall use the Premises solely for general office use consistent with a Class A office building including ancillary use for a research and development lab and quality assurance testing relating to radio-frequency identification technologies, shipping & receiving and any other lawful office-related purpose in keeping with the class and character of a first class downtown office building, and for no other business or purpose without the prior written consent of Landlord. The Storage Premises shall be used for storage purposes only. The foregoing does not permit manufacturing or general laboratory use including medical laboratory uses. Tenant may, at Tenant’s sole risk, store and use the materials listed below, and substitutes for the listed materials (reasonably approved by Landlord), to the extent the listed materials becomes obsolete (the “Permitted Materials”) in the research and development lab and quality assurance testing portions of the Premises.

Solvents:

Acetone – maximum of 2 1-Qt. containers

Flux Remover: maximum of 6 10-oz. containers

Isopropyl Alcohol: maximum of 6 16-oz. containers

Adhesives:

RTV Silicon: maximum of 2 11-oz. containers

General purpose Epoxy: maximum of 2 1-oz. containers

Silver Epoxy: maximum of 3 2-oz. containers

Thermal Adhesive: maximum of 2 1-oz. containers

Other:

Thermal Compound: maximum of 2 8-oz. containers

Freeze Mist: maximum of 6 12-oz. containers

Compressed Air: 80 psi (1 small compressor)

Vacuum Air: (3 small vacuum pumps)

Static Mats on the floor in the lab work space

Liquid Nitrogen

Dry Nitrogen

All Permitted Materials must be kept in an approved chemical locker when not in use. Tenant may use Permitted Materials in the Premises only if Tenant (a) provides adequate ventilation so that indoor air quality is not affected, (b) retains a licensed fire protection engineer approved by Landlord to prepare any necessary safety plans and procedures and abides by such plans and procedures throughout the Term, (c) installs and maintains any fire protection systems or equipment deemed necessary by Landlord’s environmental consultant, and (d) complies with all applicable Laws, including all requirements of the City of Seattle Fire Department, and best industry practices with respect to the storage, use and disposal of the Permitted Materials. Tenant may not use any Permitted Materials if such use would impact any other occupant of the Building. Tenant shall provide Landlord with copies of any manuals, policies and procedures established by Tenant with respect to the use, storage and disposal of Permitted Materials. Tenant shall indemnify, defend and hold Landlord and all Indemnitees harmless from all loss, damage, costs and expenses incurred in connection with the storage, use and disposal of the Permitted Materials in the Premises, including but not limited to claims of property damage, personal injury and adverse health effects. Tenant may not store or use any other hazardous materials or use any processes that present a risk of injury to persons or property or require enhanced fire protection equipment or procedures.

5.2 Sustainability. Tenant acknowledges that the Building will be developed and operated in a sustainable and resource efficient manner. Tenant shall comply with all of Landlord’s sustainability practices and procedures as the same may change from time to time. Tenant acknowledges that Landlord has designed the Building to qualify for and intends to seek LEED Gold certification and may apply for any other third-party rating system concerning the environmental compliance or sustainability of the Building or the Premises as the same may change from time to time (collectively, “Green Standards”). Provided it can be done without material adverse operational or fiscal impact to Tenant, (i) Tenant shall use reasonable business efforts to comply with all requirements imposed on the Building from time to time as a result of or in connection with any applicable Green Standard, and (ii) shall use reasonable efforts to avoid any action that could cause the Building to lose its certification or status under any applicable Green Standard. Tenant shall operate windows and use window coverings as directed by Landlord to minimize heat gain or loss in the Building. Landlord shall be responsible for any reporting required under any certification or rating system and the cost shall be included in

Operating Costs. Tenant shall accurately respond to all requests from Landlord with respect to Tenant’s sustainability practices and as required to comply with or report on the Green Standards or for Landlord to compile reports for any governmental agency or certifying body. Tenant shall comply with all Landlord requirements regarding the collection, sorting, separation, and recycling of garbage and recyclable materials. Landlord may refuse to collect or accept from Tenant any waste that is not separated and sorted, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord. Tenant acknowledges that these requirements are a material term of this Lease. Tenant shall reimburse Landlord upon demand for any damages, penalties or additional costs incurred by Landlord if Tenant fails to comply with the terms of this Section after reasonable notice that Landlord believes that Tenant has breached this Section and has failed to cure such breach.

5.3 Prohibited Uses. Tenant shall not do or permit anything to be done in or about the Premises, nor bring or keep anything in the Premises, which will: (a) increase the existing rate of or affect any policy of fire or other insurance upon the Building and/or Property or any of its contents, or cause a cancellation of any insurance policy covering any part thereof or any of its contents; or (b) obstruct or interfere in any way with the rights of other tenants or occupants of the Building or injure or unreasonably annoy any of them. Tenant shall not use or allow the Premises to be used for any improper, unlawful or objectionable purposes. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, or allow odors reasonably objectionable to other tenants to be released from the Premises, nor shall Tenant commit or suffer to be committed any waste in, on or about the Premises or the Property. Tenant shall not place upon or install in windows or other openings in the Premises any signs, symbols, window coverings, or other material without written approval of Landlord. Tenant shall not place any object or barrier within, or otherwise obstruct, any of the Common Areas.

5.4 Compliance With Laws. Tenant shall at all times comply with all laws, ordinances and any regulations promulgated by any governmental authority (“Laws”) having jurisdiction over the Building and/or the Premises and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, to the extent that such matters relate to the manner and method of Tenant’s use, construction, or operations within the Premises or improvements made by or on behalf of Tenant. Landlord shall use commercially reasonable efforts to maintain the Building in compliance with all applicable Laws to the extent such matters relate to the Building generally as opposed to the operation of Tenant’s business or its use or improvement of the Premises. Landlord warrants that the Base Building will comply with Laws in effect and as applied to the Base Building at the time of permitting. The judgment of any court of competent jurisdiction, the finding of any competent administrative body, or the admission of Tenant in any action against Tenant (whether or not Landlord is a party thereto) that Tenant is in violation of any Applicable Law or any such requirement, order or directive now in force or which may hereafter be enacted or promulgated relating to or affecting the condition, use or occupancy of the Premises shall be conclusive of such violation as between Landlord and Tenant, without prejudice to Landlord’s right to allege such a violation in the absence of such a judgment, finding or admission. If Landlord is required to institute a transportation management plan or to maintain carpooling or public transit programs or commute trip reduction programs or any similar requirement, Tenant shall cooperate in the implementation and use of these programs by and among Tenant and Tenant’s employees at Tenant’s expense. Tenant shall fully participate in the transportation management plan which, among other matters, requires Tenant to provide an emergency ride home to certain employees who commute during morning rush hour and a transit subsidy to employees who work a minimum of twenty (20) hours a week and commute during morning rush hour at least three times a week.

5.5 Americans With Disabilities Act. Notwithstanding any other provision of this Lease to the contrary, Tenant shall, at its cost, comply with The Americans with Disabilities Act of 1990 as the same may be amended from time to time and all regulations issued thereunder and all similar state or local laws (collectively, the “ADA”) within the Premises. Landlord shall comply with the ADA with respect to the Base Building and the Common Areas. If, as a result of Tenant’s use and occupancy of the Premises or any alterations, additions, or improvements made by Tenant, any additions, alterations or improvements shall be required in any other part of the Building to comply with any requirements of the ADA, Tenant shall reimburse Landlord on demand, as Additional Rent, for all costs incurred by Landlord to effect such compliance.

5.6 Odors and Noise. Tenant shall design its improvements and operate its business so that odors, emissions, fumes and unreasonable amount of noise from the Premises are not detectible outside the Premises. If Landlord determines that Tenant is violating this clause, Tenant, at Tenant’s sole cost and expense, shall undertake mitigating measures to bring its operations into compliance. The type and adequacy of such mitigating measures shall be determined by Landlord acting reasonably and communicated to Tenant by written notice.

6. TENANT’S TAXES

Tenant shall pay before delinquency all license fees, public charges, property taxes and assessments on the furniture, fixtures, Tenant Improvements, Alterations, equipment and other property owned or being used by Tenant at any time situated on or installed in the Premises. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord. Tenant shall pay before delinquency all taxes and assessments or license fees levied, assessed or imposed by law or ordinance, by reason of the use of the Premises for the specific purposes set forth in this Lease and/or the operation of Tenant’s business within the Premises.

7. PARKING

The Building includes a subsurface parking garage (the “Garage”). Tenant shall purchase parking passes (the “Parking Passes”) equal to the number of parking passes set forth in the Lease Summary (the “Base Parking Allocation” ). No later than the later of (a) July 1, 2016, or (b) 180 days following the Commencement Date, Tenant may reduce the Base Parking Allocation by written notice to Landlord to a ratio of Parking Passes per 1,000 feet of Rentable Area in the Premises deemed sufficient by Tenant. Parking Passes in excess of the Base Parking Allocation may be available from time to time on a month to month basis and Landlord shall maintain a waiting list for parking in the Garage. Tenant’s Base Parking Allocation includes Tenant’s share (based on parking allocations in the Garage) of any carpool spaces, charging station parking spaces and spaces reserved for fuel efficient or low emission vehicles. Tenant shall pay the monthly fee for each Parking Pass at the rate established by Landlord from time to time for the applicable type of permit for comparable users, plus any tax or assessment imposed by any governmental authority in connection with such parking privileges. All parking fees shall be payable in advance on the first day of the month together with the payment of Base Rent. Each Parking Pass shall entitle the holder to park a single vehicle to park in the Garage. Landlord shall have exclusive control over the day-to-day operations of the Garage; provided that Landlord shall not oversell the parking to such an extent as to materially impair availability for Parking Pass holders. if the holders of its Parking Passes cannot find any parking in the Garage Tenant shall notify Landlord promptly of the date and time of the problem so that Landlord may effectively manage the Garage. Landlord may designate spaces for short term parking and carpools and may create charging station parking spaces and spaces reserved for fuel efficient or low emission vehicles. Unless the Lease Summary specifies that Tenant is entitled to reserved parking and Tenant pays an additional reserved parking fee, no specific spaces in the Garage shall be assigned to Tenant. Landlord may make, modify and enforce reasonable rules and regulations relating to parking and Tenant shall abide by such rules and regulations and shall cause its employees and invitees to abide by such rules and regulations. Landlord may use any reasonable means of identifying and controlling vehicles authorized to be parked in the Garage. Landlord may designate areas within the Garage for short term or guest parking only and Landlord may change such designations from time to time. Landlord reserves the right to alter the configuration of parking spaces and driveways in the Garage. Landlord may make all or a portion of the parking spaces reserved or institute other measures, including but not limited to valet, assisted or tandem parking, that Landlord determines are necessary or desirable to meet parking requirements. Landlord may operate the Garage or, in its discretion, may arrange for the Garage to be operated by a third party and the operator shall be entitled to exercise any rights granted to Landlord under this Section. Upon request, Tenant will execute and deliver a parking agreement with the operator of the Garage on the operator’s standard form of agreement. If Landlord hires a third party to operate the Garage then Landlord may direct that the monthly parking fees must be paid to such operator at such place as the operator may direct but the parking fees shall be considered Additional Rent hereunder. Tenant shall participate in all programs run by Landlord or any governmental agency to reduce commute trips and to encourage its employees to use public transportation.

8. SERVICES, REPAIRS, MAINTENANCE AND ALTERATIONS

8.1 Building Services. So long as Tenant is occupying the Premises, Landlord shall provide the following services throughout the Term (“Building Services”) in a manner consistent with a Class A office building and in accordance with any applicable Green Standard.

8.1.1 HVAC. Landlord shall furnish heating, ventilation and cooling (“HVAC”) to the Premises 24-hours-a-day, 7-days-a-week, at such temperatures and in such amounts as are reasonably considered by Landlord to be standard for a customary density and office layout for the Building or as may be limited or controlled in time or amount by applicable Laws or the Green Standards. HVAC service shall be subject to periodic maintenance, repair or other minor interruptions in service for safety or health reasons. HVAC and lighting shall be provided as part of Operating Costs from 7:00 a.m. until 6:00 p.m., Monday through Friday (excluding holidays regularly observed by comparable office buildings in the market) and on Saturday from 8:00 a.m. to 1:00 p.m. (“Building Hours”). HVAC and lighting will be available outside of Building Hours through the Building’s automated web-based controls system. If Tenant requires HVAC or lighting during hours or on days not included in Building Hours, Tenant may activate such services through the Building’s web-based controls system. If Tenant activates such services Tenant shall pay Landlord its customary hourly charge for providing after-hours services which shall be based on Landlord’s reasonably estimated costs of providing such services including Landlord’s reasonable allocation of the costs for electricity, natural gas, water, sewer, water treatment, labor, metering, filtration, equipment depreciation, wear and tear and repairs and maintenance to provide such services. Landlord shall invoice Tenant on a monthly basis for the prior month’s consumption and the payment shall be due on the first day of the following month. If Tenant’s layout or particular use of the Premises requires modifications to the Building’s HVAC system provided as part of the Base Building as described in Exhibit C-1, or requires a supplemental HVAC system to enable the Building’s HVAC system to maintain the Premises at the appropriate temperature, Tenant shall be responsible for the full cost of such modifications and/or supplemental HVAC system. All changes to the Building’s HVAC system shall be subject to Landlord’s approval and shall be designed and installed by Landlord’s designated contractors. If Tenant installs any equipment in the Premises (including server rooms or data centers) or uses a layout or density that requires additional HVAC above and beyond the level Landlord determines is standard for office users in the Building, Landlord may require Tenant, at Tenant’s own expense, to install supplemental HVAC equipment to service the Premises. Tenant shall operate, maintain, repair and replace when necessary any supplemental HVAC equipment installed in the Building to serve the Premises.

8.1.2 Access. Subject to Landlord’s customary access control procedures, Tenant and its employees shall have access to the Premises and Common Areas 24-hours-a-day, 7-days-a-week. Landlord shall provide nonattended passenger elevator service 24-hours-a-day, 7-days-a-week, in common with all other tenants. Use of the freight elevator must be scheduled with Landlord in advance and will be restricted during hours when it will be used for primary access to the roof top retail premises. The Elevators may be operated on a controlled access basis except during Building Hours. All elevator service shall be subject to periodic maintenance, repair or interruptions in service for safety and health reasons. Tenant, at Tenant’s cost, may install, operate and maintain its own security and card access system for the Premises provided that (a) such system must be coordinated with the access control system for the Building, and (b) Tenant must provide Landlord with access cards for the Premises, and (c) the work to install the system shall be performed by Tenant as part of the Tenant Improvements subject to Exhibit C or as an Alteration subject to Section 8.4. Tenant must maintain any such system in good working order at all times and must remove the system on Lease termination.

8.1.3 Electricity. As part of the Building infrastructure, Landlord shall provide electrical service to operate Building systems and transformed power to the Premises for an available connected load of up to 4.0 watts per square foot for Tenant’s equipment and 1.0 watts per square foot for lighting 24 hours per day, 7 days per week, 365 days per year. Operating Costs include electrical power for normal office lighting and customary quantities of office equipment (including desktop computers, copiers, and fax machines) provided that Tenant’s demand load does not exceed 1.5 watts per square foot for equipment and 0.9 watts per square foot for lighting. Additional electrical capacity (up to an additional 3.0 watts per square foot) may be made available to the Premises if Tenant installs additional equipment including but not limited to a buss plug and transformer in the Premises, at Tenant’s expense. Landlord may require installation of new equipment, meters or supplemental HVAC. Tenant shall reimburse Landlord for all costs incurred by Landlord for electricity consumed by Tenant’s supplemental HVAC equipment or other equipment that individually or collectively draws more power than that set forth above. Tenant’s electrical usage shall be based on estimates by qualified engineers based on rated capacity of such equipment or Landlord may require Tenant to install meters to measure such usage at Tenant’s expense. If Tenant’s electrical usage, as reasonably determined by Landlord, exceeds the foregoing standard or exceeds the consumption level allowed under any Green Standard, Tenant shall reimburse Landlord on demand for such excess usage and shall implement measures to reduce consumption to levels that satisfy the Green Standards and are consistent with Building standards.

8.1.4 Water. Landlord shall furnish water at designated supply points shown on Landlord’s plans, including cold water for Common Area drinking fountains, if any, and hot and cold water in Building standard bathrooms. Hot water in any other areas within the Premises shall be provided by Tenant

8.1.5 Janitorial Service. Landlord shall furnish Building standard janitorial service to the Premises and Common Areas five (5) days per week (excluding holidays). If any Tenant Improvements are not consistent in quality and quantity with improvements customarily installed by Landlord for other tenants in the Building or require special cleaning or if Tenant’s use of the Premises requires janitorial service in excess of the service provided as part of Operating Costs, Tenant shall pay any additional cleaning and janitorial cost upon demand as Additional Rent.

8.1.6 Property Management Services. Landlord shall provide directly or shall retain an experienced property manager to provide property management services consistent with the level of service provided in comparable class A office buildings in the general area.

8.1.7 Interruption of Services. If any Building equipment or machinery ceases to function properly for any cause within Landlord’s control, Landlord shall use commercially reasonable efforts to repair the same promptly. Landlord shall have no liability and Tenant shall not be entitled any damages or rent abatement for any interruption of Building Services (a “Service Failure” ) except as expressly set forth herein. Notwithstanding anything to the contrary in this Lease, if Service Failure occurs and the means of correcting the Service Failure is solely within Landlord’s control, and (a) the Service Failure materially interferes with Tenant’s use of the Premises or any portion thereof to such a degree that Tenant is unable to use, and actually ceases use of, the affected portion of the Premises, and (b) Tenant has given Landlord written notice describing the Service Failure and identifying the portion of the Premises rendered unusable by such Service Failure, then, as Tenant’s sole and exclusive remedy for such interruption, Tenant shall be entitled to an abatement of Base Rent in proportion to the area of the Premises affected if the interruption or failure continues for a continuous period of more than three (3) consecutive business days after Tenant’s written notice to Landlord. The Base Rent abatement shall continue until the earlier to occur of (i) the restoration of the utility or service, or (ii) the date on which such Service Failure no longer prevents Tenant from engaging in the Permitted Use in such portion of the Premises. Tenant shall not be entitled to any rent abatement if the Service Failure is the result of any act or omission by Tenant or if the means of correcting the Service Failure is outside Landlord’s control or is caused by Force Majeure Causes.

8.1.8 Excess Service. Landlord may charge Tenant separately for Building Services provided to Tenant in excess of the service level generally provided to Building tenants as part of Operating Costs.

8.2 Landlord’s Repair and Maintenance. Landlord shall repair and maintain in good working order and condition, consistent with Class A office standards, all parts of the Building (excluding the items for which Tenant is responsible under Section 8.3 below or for which any other tenant is responsible under the terms of its lease), including without limitation: (a) the structural portions of the Building; (b) the exterior walls, including glass and glazing and sealing thereof; (c) the roof structure and roof membrane; (d) the HVAC system for the Building (including all components and HVAC distribution equipment within the Premises) and the mechanical, electrical, plumbing, and access control systems for the Building (but not those elements thereof installed by or on behalf of Tenant or exclusively serving the Premises), elevators, fire stairwells (but not stairwells installed by Tenant) and Building life safety systems; and (e) Common Areas. Landlord shall obtain and enforce industry standard warranties and service contracts. All costs incurred under this Section shall be Operating Costs except as expressly excluded in Section 3.3; provided that if a cost is incurred to correct damage caused by a negligent or intentionally wrongful act or omission of Tenant or any Tenant Party (as defined in Section 11.1), to the extent the damage is not covered by insurance, Landlord may charge Tenant for such cost and Tenant shall reimburse Landlord for such cost upon demand.

8.3 Tenant’s Repair and Maintenance. Tenant shall maintain the Premises at all times in good condition and repair in a manner consistent with tenant spaces in other class A office buildings and shall make all repairs, replacements or additions of any kind whatsoever to the Premises, the Tenant Improvements, and all personal property located within the Premises and to all trade fixtures, furnishings, personal property and carpet located within the Premises to satisfy such obligation. Tenant shall follow a program of regular maintenance and repair of the Premises to minimize deterioration by ordinary wear and tear. Tenant’s obligation includes without limitation maintenance and repair of any supplemental HVAC equipment installed by or on behalf of Tenant and exclusively serving the Premises.

8.4 Premises Alterations. Following completion of the initial Tenant Improvements, except for purely cosmetic work such as paint and carpet, Tenant shall not make any additional improvements or alterations to the Premises (“Alterations”) without Landlord’s prior written approval. Any Alterations by Tenant shall be done in conformity with plans and specifications approved by Landlord and shall be performed by a licensed contractor approved by Landlord. If at the time the Alterations are made a Security Deposit or Letter of Credit is required under Article 4, upon request by Landlord, Tenant shall post a bond or other security satisfactory to Landlord to protect Landlord against liens arising from work performed for Tenant. All work performed by or on behalf of Tenant shall be completed in a good and workmanlike manner using materials suitable for a building subject to the Green Standards. In performing any Alterations (including purely cosmetic work such as paint and carpet), Tenant and its contractor and all subcontractors shall comply with Landlord’s rules and procedures governing construction in the Building, including insurance requirements. Upon completion of any Alterations, Tenant shall provide Landlord with hard copies and electronic copies of updated “as built” plans in a format approved by Landlord. All improvements and Alterations made by Tenant to the Premises shall become a part of the Premises and shall become the property of Landlord upon expiration or earlier termination of this Lease, except as otherwise provided in Section 15 below.

8.5 Liens. Tenant shall keep the Premises and the Property free from any liens arising out of any work performed, material furnished, or obligations incurred by Tenant. If any lien shall be filed for work or materials furnished to Tenant, then Tenant shall, at its expense, within ten (10) days after it receives notice of the filing either (a) discharge or bond over the lien, or (b) provide Landlord adequate security for the lien and take steps to contest the lien in good faith by appropriate proceedings that operate to stay its enforcement provided that Tenant must pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien, and the amount paid, as well as Landlord’s reasonable attorneys’ fees and other expenses incurred by Landlord together with interest thereon at the Default Rate, shall become Additional Rent payable by Tenant on demand.

8.6 Utilities. Tenant shall be responsible for payment for all utilities which are separately metered or billed to the Premises. To the extent utilities are separately metered or billed to the Premises, Tenant shall pay such utility charges directly to the utility companies. To the extent any utilities are shared with other tenants of the Building, Tenant shall pay its allocable share of such utility charges, as reasonably determined by Landlord, or at Landlord’s option, as an Operating Cost.

8.7 Disclaimer of Warranties. Tenant acknowledges that except as specifically provided herein neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or the Building or with respect to the suitability of the Premises or the Building for the conduct of Tenant’s business. Tenant shall obtain and keep in force all licenses and permits necessary for the operation of Tenant’s business. Landlord’s obligations under this Lease shall not be enlarged by reason of conditions imposed upon Tenant pursuant to any such licenses or permits. Except as specifically provided herein, Tenant’s obligations under this Lease shall not be contingent in any way upon the availability, affordability or conditions of any such licenses or permits, and the Commencement Date shall not be delayed by reason of the unavailability or conditions of any such licenses or permits.

8.8 Telecommunications. Tenant is solely responsible for installing and maintaining telecommunications or computer wires, cables and related devices in or serving the Premises (collectively the “Lines”) from the point the Lines exit the main telecommunications closet for the floor on which the Premises are located. Only providers approved in advance by Landlord shall be permitted access to the telecommunications closet on the floor on which the Premises are located, to the risers in the Building or to the demarcation room serving the Building and all work in those areas shall be coordinated by Landlord. Tenant shall reimburse Landlord for the actual cost of such work on demand. Tenant may install, maintain, replace, remove or use Tenant’s Lines, provided work related thereto shall be considered an Alteration subject to the terms of Section 7.4 above. Tenant shall not interfere with the use of any other Lines in the Building. If Tenant uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent emission of such excessive electromagnetic fields or radiation. As a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises, to the extent practically feasible without demolishing walls. Landlord reserves the right to require that Tenant remove any Lines (whether such Lines were installed by Tenant or any other party) located in or serving the Premises (a) upon termination of this Lease; or (b) during the Term if the Lines are installed in violation of this Lease, have been abandoned, violate any applicable Laws, or represent a dangerous or potentially dangerous condition, but only to the extent practically feasible without demolishing walls. Tenant shall complete such removal in a good and workmanlike manner in accordance with applicable Laws within three (3) days after written notice. Any Lines not required to be removed pursuant to this Section shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). Neither Landlord nor its employees, property manager or affiliates has made any representation with respect to any Lines and shall not have any liability for damages arising from Tenant’s use of any Lines or any Line Problems. “Line Problems” means (i) eavesdropping or wiretapping by unauthorized parties; or (ii) failure of any Lines to satisfy Tenant’s requirements; or (iii) shortages, failures, variations, interruptions, or disconnections in service; or (iv) loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants in the Building; or (v) failure of the power supply for the Building to conform to any requirements for the Lines or any associated equipment; or (vi) other problems associated with any Lines by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant, result in abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease.

8.9 Roof Top Equipment. Tenant shall have the nonexclusive right to use a portion of the roof of the Building (such portion to be no greater than Tenant’s Share of the available space on the roof for tenant operated equipment) to install, maintain, repair, and replace satellite dishes or antenna and related equipment (the “Antenna”) at Tenant’s sole cost and expense. Tenant may also install, maintain, remove and replace cables or lines within the Building outside the Premises (at locations designated by Landlord) to connect any Antenna to the Premises. Tenant may use the Antenna only for Tenant’s general business purposes and may not grant any other party any right to use the Antenna for any purpose whatsoever. The Antenna may not be used for providing cellular phone service or commercial broadcasts. The Antenna may not interfere with the operation of any equipment used by Landlord or its service providers, or any equipment used by other occupants of the Building that is in place prior to the placement of the Antenna. If any interference occurs Landlord may immediately revoke Tenant’s right to use the Antenna determined to be causing such interference. The design, appearance, size, location and method of installation of the Antenna, and the use thereof shall be subject to all applicable Laws and Landlord’s prior approval, which approval shall not be unreasonably withheld or conditioned provided that all terms and conditions of this Section have been satisfied. Tenant shall ensure that installation and maintenance of the Antenna do not void or limit any warranty Landlord may have on the roof or roof membrane. Tenant shall provide Landlord with full plans and specifications for any Antenna for Landlord’s approval prior to installation thereof including details regarding Tenant’s proposed method of installation. Tenant shall ensure that the Antenna is designed, installed and operated in a manner that complies with all Laws and in a manner that is compatible with the design of the Building and other equipment located on the roof of the Building and including appropriate screening as may be required by Law or by Landlord to protect the integrity of the Building design. Prior to commencement of any work under this Section, Tenant shall obtain and deliver to Landlord all necessary governmental permits.

Landlord makes no representation or warranty concerning (i) the use of the roof by Tenant, or (ii) the safety thereof, or (iii) that the installation of the Antenna will be permitted under applicable Laws, or (iv) that such use or Antenna will function as intended. If Tenant’s use of the roof or the Antenna ceases to be permitted under applicable Laws, Tenant’s rights under this Section shall terminate and be of no further force or effect. Upon termination of Tenant’s rights under this Section or upon Lease termination, Tenant at its sole cost and expense shall promptly remove the Antenna and all related improvements, wiring, plumbing, and equipment from the Building and shall restore the Building to its condition existing prior to such installation. Tenant acknowledges and agrees that Landlord has not represented or warranted that Tenant will have unlimited access to riser space or other space outside the Premises to accommodate Tenant’s needs. Tenant shall indemnify and hold harmless Landlord from any claims, liabilities, suits, losses, loss of rents, liens, damages, penalties, costs or expenses, including reasonable attorneys’ and consultants’ fees and court costs, demands, causes of action, or judgments, directly or indirectly relating to or arising out of or in connection with any use by Tenant of the roof and in connection with Tenant’s installation, maintenance, use or removal of any improvement, including any Antenna and related equipment in the Building, except to the extent arising from the gross negligence or willful misconduct of Landlord. If Landlord needs to do any work on the roof, Tenant shall relocate its Antenna as directed by Landlord at Tenant’s cost.

9. INSURANCE

9.1 Use; Rate. Tenant shall not conduct or permit to be conducted any activity, or place any equipment in or about the Premises or the Building which will in any way increase the rate of fire insurance or other insurance on the Building beyond normal office use. If any increase in the rate of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance rating bureau to be due to any activity or equipment of Tenant in or about the Premises or the Building, such statement shall be conclusive evidence that the increase in such rate is due to such activity or equipment and, as a result thereof, Tenant shall be liable for the amount of such increase. Tenant shall reimburse Landlord for such amount upon written demand from Landlord and such sum shall be considered additional rent payable hereunder. In no event shall Tenant do anything that invalidates any insurance coverage maintained by Landlord.

9.2 Tenant’s Insurance. Commencing on the date Tenant first accesses the Property for any purpose and throughout the Term, Tenant shall obtain and maintain (1) commercial general liability insurance (written on an occurrence basis) including contractual liability coverage under which this Lease qualifies as an insured contract, premises and operations coverage, broad form property damage coverage and independent contractors coverage, personal injury and products and completed operations, (2) all-risk or special form cause of loss or cause of loss special form property insurance, (3) business interruption insurance (in an amount no less than the Base Rent and Additional Rent then in effect during any year), (4) commercial automobile liability insurance (covering any automobiles owned or operated by Tenant, if any), (5) worker’s compensation insurance, and (6) employer’s liability insurance. Such commercial general liability insurance shall be in an amount (which may include umbrella or excess liability insurance) of no less than Two Million Dollars ($2,000,000) combined single limit per occurrence with a Five Million Dollar ($5,000,000) annual aggregate per location. Such all-risk or special form cause of loss property insurance shall be in an amount not less than that required to replace (without coinsurance) all of the Tenant Improvements installed in the Premises pursuant to Exhibit C, all Alterations and all other contents of the Premises (including, without limitation, Tenant’s trade fixtures, decorations, furnishings, equipment and personal property) including coverage for any damage caused by water leaking from Tenant’s equipment (including icemakers, coffee makers and water fountains) or pipes. Such commercial automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Building is located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than Five Hundred Thousand Dollars ($500,000) for each accident, Five Hundred Thousand Dollars ($500,000) disease-policy limit, and Five Hundred Thousand Dollars ($500,000) disease-each employee.

9.3 Additional Insurance Requirements. All insurance Tenant is required to carry under this Article shall: (1) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located and that has a rating equal to or exceeding A:VII from the then current Best’s Key Rating Guide; (2) in the case of the commercial general liability insurance, name Landlord, the property manager and/or managing agent of the Building and each Senior Party (as defined in Section 15.1) and any other party reasonably designated by Landlord, as additional insureds; (3) in the case of the all-risk or special form cause of loss property insurance and business interruption insurance require that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss; (4) be reasonably acceptable in form and content to Landlord; (5) be primary and noncontributory with respect to the Landlord and the additional insureds; (6) contain an endorsement, prohibiting cancellation, failure to renew, reduction of amount of insurance or material reduction in coverage without the insurer first providing Landlord thirty (30) days prior written notice (ten [10] days prior written notice for nonpayment of premiums) of such proposed action; and (7) not contain any deductible provision that is not commercially reasonable. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of commercial general liability insurance, if and to the extent inflation or other market factors have rendered the prior applicable insurance limit inadequate; provided that Landlord shall not make such adjustments more frequently than once every five (5) years unless required to do so by a lender. Tenant shall deliver a certificate of all such insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord no later than the date on which Tenant first accesses the Property for any purpose and at such other times as Landlord may request. Until Landlord receives the insurance certificate, Landlord may deny Tenant access to the Building including access under Exhibit C and any delay in completion as a result thereof shall be a Tenant Delay.

9.4 Failure to Provide Coverage. If Tenant fails to procure and maintain insurance as required by this Lease, Landlord solely to protect its own interests may obtain such insurance and Tenant shall pay to Landlord the premium cost thereof upon demand and as Additional Rent, with interest at the Default Rate from the date of payment by Landlord to the date of repayment by Tenant.

9.5 Limits. The limits of any insurance to be maintained by Tenant hereunder shall in no way limit the liability of Tenant under this Lease. Tenant is advised to obtain any additional coverage Tenant deems necessary to desirable to protect its interests.

9.6 Landlord’s Insurance. Landlord shall insure the Building against loss due to fire and other casualties in the form and with coverage reasonably determined by Landlord. Such insurance need not cover (a) Tenant’s furniture, fixtures, equipment or other personal property of Tenant on the Premises, or (b) any portion of the Tenant Improvements. Throughout the Term, Landlord shall maintain commercial general liability insurance (written on an occurrence basis) covering the common areas of the Building. Landlord may also carry rent insurance and any other form or forms of insurance as Landlord or its lenders may require from time to time, in form, amounts and for insurance risks and with any such deductibles as Landlord may from time to time reasonably determine. Any insurance provided for in this Section may be affected by a policy or policies of blanket insurance, covering additional items or locations or insureds. Landlord may elect to self-insure all or any part of such required insurance coverage. All costs and all commercially reasonable deductibles or self insured retentions relating to Landlord’s insurance shall be included in Operating Costs. Tenant shall have no rights in any policy or policies maintained by Landlord and shall not, by reason of payment by Tenant of Tenant’s Share of the premium for such insurance be entitled to be a named or additional insured thereunder. Landlord’s insurance is solely to protect Landlord’s interests and Landlord is not required to carry any coverage for the benefit of Tenant.

9.7 Waiver of Subrogation. Tenant hereby waives and releases Landlord and the holder of any mortgage from any and all liabilities, claims and losses for damage to property for which Landlord is or may otherwise be held liable to the extent Tenant either is required to maintain property insurance pursuant to this Article with respect to the property so damaged, or receives insurance proceeds on account thereof. Landlord hereby waives and releases Tenant from any and all liabilities, claims and losses for damage to property for which Tenant is or may be otherwise held liable to the extent Landlord either is required to maintain property insurance pursuant to this Article with respect to the property so damaged, or receives insurance proceeds on account thereof. In either case, any deductible amount paid by either party shall be viewed as included in the insurance requirements or recovery—i.e. may not be recovered from the other party under an indemnification claim, but in the case of Landlord, may be included in the Operating Costs to the extent permitted by the applicable Section of this Lease. In the case of the all-risk or special form cause of loss property insurance, both parties shall secure waiver of subrogation endorsements from their respective insurance carriers as to the other party.

10. DESTRUCTION AND CONDEMNATION

10.1 Total Destruction. In the event of total destruction of the Building, this Lease shall terminate as of the date of such total destruction.

10.2 Partial Destruction. If the Building is partially damaged by fire or other perils and Landlord reasonably concludes that the Building can be repaired, reconstructed or restored within ninety (90) days from the date of such casualty, and if Landlord will receive insurance proceeds sufficient to cover the cost of repairs for which it is responsible, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this

Lease shall continue in full force and effect. If the Building is partially damaged by fire or other perils and Landlord reasonably concludes that the Building cannot be repaired, reconstructed or restored within ninety (90) days from the date of such casualty, or that Landlord will not receive insurance proceeds sufficient to cover the cost of repairs for which it is responsible, Landlord may elect to restore the Building or to terminate this Lease. If Landlord elects to keep this Lease in effect and to complete the repairs for which it is responsible, Landlord shall commence such work as soon as reasonably possible following receipt of insurance proceeds and any necessary permits and shall prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect. Landlord shall give Tenant written notice of its intention as soon as reasonably possible after the extent of the damage is determined. If Landlord elects not to restore the Building, this Lease shall be deemed to have terminated as of the date Tenant is required to vacate the Premises as set forth in Landlord’s notice to Tenant.

10.3 Effect of Termination. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord except for items which have therefore accrued and are then unpaid or which survive termination.

10.4 Rent Abatement. In the event of damage to the Premises such that a portion of the Premises is rendered untenantable or to the Building such that access to the Premises is not possible, Base Rent and Operating Costs shall be abated proportionately based on the square footage that is untenantable from the date of such damage until Landlord’s restoration is complete; provided that there shall be no abatement if such damage is the result of Tenant’s or its agent’s, contractor’s or employee’s negligence or intentional wrongdoing or if rent loss insurance proceeds are not available. Except for such rent abatement, Tenant shall not be entitled to any compensation or damages for loss in the use of the whole or any part of the Premises and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration. Tenant shall not be released from any of its obligations under this Lease except to the extent and upon the conditions expressly stated in this Article.

10.5 Delay in Restoration. Notwithstanding anything to the contrary contained herein, if as of the date that is nine (9) months after the receipt of insurance proceeds and necessary permits Landlord has not completed the restoration for which it is responsible and use of or access to the Premises continues to be materially impacted, Tenant may terminate this Lease, whereupon Landlord shall be relieved of its obligation to make such repairs or restoration and Tenant shall be released from its obligations under this Lease effective as of the date of such election or the date Tenant surrenders possession, if later. If damage is due to any cause other than fire or other peril paid in full by Landlord’s insurance or if Landlord’s lender will not permit the insurance proceeds to be used for restoration, Landlord may elect to terminate this Lease.

10.6 Restoration Obligation. If Landlord is obligated to or elects to repair or restore following any casualty, Landlord shall not be obligated to repair or restore those portions of the Premises which Tenant is obligated to insure. Tenant shall repair and restore all Tenant Improvements and Alterations so as to restore the Premises to their condition prior to the casualty event and Landlord shall disburse insurance proceeds received from Tenant’s insurer for that purpose.

10.7 Damage at End of Term. Notwithstanding anything to the contrary contained in this Article, if any material damage occurs as a result of any casualty during the last twelve (12) months of the Term, Landlord shall not have any obligation to repair, reconstruct or restore the Premises and either Landlord or Tenant may terminate this Lease by written notice within sixty (60) days after such date of damage or destruction.

10.8 Waivers. Tenant waives the provisions of any statutes or court decisions which relate to the abatement of rent or termination of leases when leased property is damaged or destroyed and agrees that such events shall be exclusively governed by the terms of this Lease.

11. Condemnation.

If the whole of the Property, Building or the Premises shall be taken by virtue of any condemnation or eminent domain proceeding, this Lease shall automatically terminate as of the date of the condemnation, or as of the date possession is taken by the condemning authority, whichever is later. If a portion of the Common Areas required for Tenant’s reasonable use of the Premises shall be taken under the power of eminent domain then this Lease shall not terminate unless Landlord is unable to provide alternate facilities within a reasonable period of time. Base Rent and Operating Costs shall be apportioned as of the date of the termination. In case of a taking of a part of the Premises or a part of the Property not required for the reasonable use of the Premises, then this Lease shall continue in full force and effect and the Base Rent and Operating Costs shall be proportionally reduced based upon the reduction in Premises Rentable Area, effective on the date of the partial taking. No award, settlement in lieu of an award, for any partial or entire taking shall be apportioned between the parties. Tenant waives any right to participate in the eminent domain proceeding and assigns to Landlord all of Tenant’s interest in any award or settlement in lieu of an award which may be made in the taking or condemnation proceeding. Notwithstanding the foregoing, Tenant may make a claim in a separate proceeding against the condemning authority for the taking of Tenant’s personal property and/or moving costs so long as such claim in no way affects the award to be received by Landlord. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed to be a taking under the power of eminent domain for all purposes under this Section.

12. INDEMNITY AND WAIVER

12.1 Indemnity.

12.1.1 Tenant Responsibility. Subject to Section 12.1.2 and the waiver of subrogation in Section 9.11 above, Tenant agrees to defend, indemnify, and hold Landlord and its property manager and lenders and each of their affiliates and each of their respective partners, directors, officers, employees, shareholders, agents, contractors and each of their respective successors and assigns (individually an “Indemnitee” and collectively, “Indemnitees”) harmless from and against any and all claims, costs, and liabilities, including reasonable attorneys’ fees and costs (including costs and fees associated with any lawsuit or appeal), to the extent arising by reason of any injury or claim of injury to person or property, of any nature and howsoever caused, occurring within the Premises or arising out of the acts or omissions of Tenant, its agents, contractors, sublessees, licensees and assignees and each of their invitees and employees

(individually a “Tenant Party” and collectively, “Tenant Parties”), or any violation of any governmental or insurance requirements by Tenant or any Tenant Party; provided, however, that Tenant shall not be required to indemnify any Indemnitee for the Indemnitee’s gross negligence or willful misconduct.

12.1.2 Landlord Responsibility. Subject to the waiver of subrogation in Section 9.11 above, Landlord agrees to defend, indemnify, and hold Tenant harmless from and against any and all claims, costs, and liabilities, including reasonable attorneys’ fees and costs (including costs and fees associated with any lawsuit or appeal), to the extent arising by reason of any injury or claim of injury to person or property arising out of the gross negligence or willful misconduct of Landlord or its property manager or either of their employees; provided, however, that Landlord shall not be required to indemnify Tenant for any matter that is subject to the Tenant’s indemnity under Section 12.1.1.

12.1.3 Concurrent Negligence. If and to the extent RCW 4.24.115 is applied to this Lease, the indemnities herein shall be limited so that (i) neither party is indemnifying the other against liability arising out of the sole negligence of the indemnified party or its agents or employees; and (ii) Tenant will indemnify the Landlord Parties to the maximum extent permitted under RCW 4.24.115.

12.1.4 Waiver of Immunity. Solely for the purpose of effectuating the parties’ indemnification obligations under this Lease, and not for the benefit of any third parties (including but not limited to employees of Tenant), each party specifically and expressly waives any immunity that may be granted it under the Washington State Industrial Insurance Act, Title 51 of the Revised Code of Washington. Furthermore, the indemnification obligations under this Lease shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable to or for any third party under Worker Compensation Acts, Disability Benefit Acts or other employee benefit acts. This waiver has been specifically negotiated by the parties and each party has had the opportunity to, and has been encouraged, to consult with independent counsel regarding this waiver.

12.2 Waiver of Claims. All property kept, stored or maintained on the Premises shall be so kept, stored or maintained at the sole risk of Tenant. Landlord shall not be liable, and Tenant waives all claims against Landlord, for damages to persons or property sustained by Tenant or by any other person or firm resulting from the Building or the Premises or any equipment located therein becoming out of repair, or through the acts or omissions of any persons present in the Building (including the Common Areas) or renting or occupying any part of the Building (including the Common Areas), or for loss or damage to any property resulting from burst, stopped or leaking sprinklers, sewers, pipes, conduits, or plumbing fixtures, or for interruption of any utility services, or from any failure of or defect in any electric line, circuit, or facility, or any other type of improvement or service on or furnished to the Premises or the Common Areas or resulting from any accident in, on, or about the Premises or the Common Areas. In no event shall Landlord be liable to Tenant for business losses or consequential damages.

13. ASSIGNMENT, SUBLEASE AND SUCCESSION

13.1 Consent Required. Tenant shall not assign this Lease or any interest under this Lease, sublet, license, grant any concession, or otherwise give permission to any other person to use or occupy all or any part of the Premises (each a “Transfer”) without the prior written consent of Landlord. Landlord shall not unreasonably withhold its consent to a direct sublease or an assignment of all of Tenant’s rights under this Lease provided that Tenant is not in default beyond applicable cure periods at the time Tenant requests such consent. No subtenant shall be permitted to further sublease or assign its sublease and Landlord may give or deny consent to any such transaction in its sole discretion. In agreeing to act reasonably, Landlord may act in a manner consistent with other institutional owners of class A office properties and may consider the financial terms of the Transfer and the impact of the Transfer on Landlord’s own leasing efforts and the value of the Property. Without limiting the generality of the foregoing and without limitation on any other factors that Landlord may consider, Landlord may consider whether (a) the proposed transferee’s tangible net worth and credit standing, calculated in accordance with generally accepted accounting principles consistently applied, is comparable to the tangible net worth and credit standing of tenants then being considered by Landlord as direct tenants for comparable amounts of space or is otherwise reasonably satisfactory to Landlord, (b) the number of years of business experience or the business reputation of the proposed transferee is comparable to that of tenants then being considered by Landlord as direct tenants, (c) a default by Tenant beyond applicable cure periods is outstanding under this Lease, (d) the proposed transferee or an affiliate thereof is or has been, within the six month period prior to the date Tenant requests Landlord’s consent, in discussions with Landlord regarding a direct lease, or (e) the proposed transferee is a governmental agency or proposes to change the use of the Premises to a use that is inconsistent with the character of the Building as a class A office project and/or is not consistent with Landlord’s existing or desired tenant mix for the Building.

13.2 Ownership Transactions. Except for Permitted Transfers (defined below), unless Tenant is a corporation that is publicly traded on a reputable United States stock exchange, the sale, assignment, transfer, sublease or disposition, whether for value, by operation of law, in a single transaction or a series of related transactions or within any twelve (12) month period, of: (a) fifty percent (50%) or more of the issued and outstanding stock of Tenant, or (b) fifty percent (50%) of the total interest of Tenant, if Tenant is a partnership, joint venture, or limited liability company or any other type of legal entity, shall constitute a Transfer subject to Section 12.1. Any change in ownership of Tenant’s parent of the type described above shall also constitute a Transfer of this Lease.

13.3 Permitted Transfers. Notwithstanding anything to the contrary in this Lease, the following Transfers shall not require advance consent from Landlord: (a) issuance of shares in in Tenant in a public offering; (b) issuance of shares in Tenant in a private venture funding; (c) merger or consolidation of tenant with another entity; (d) assignment of the Lease in connection with a sale of substantially all of Tenant’s assets; (e) a sublease of the entire Premises or an assignment of its entire interest in this Lease to a corporation or other type of legal entity that directly controls, is controlled by or is under common control with Tenant; (f) direct or indirect purchase of shares by any person or entity which immediately prior to such purchase is a shareholder, director, officer or employee of Tenant; and (g) transfer of shares in Tenant incident to a death or for estate planning purposes (each of the foregoing is referred to as a “Permitted

Transfer” and the transferee under any Permitted Transfer is a “Permitted Transferee”) but only if immediately following the events enumerated above, the Permitted Transferee can demonstrate that it satisfies the Adjusted EBITDA test in Section 4.3 (the “EBITDA Hurdle”). Tenant may not engage in a Permitted Transfer if an Event of Default is outstanding under this Lease unless the default is cured simultaneously with the closing on the Permitted Transfer. Tenant shall notify Landlord in writing of any Permitted Transfer prior to the effective date thereof and the notice shall include documentation demonstrating that the Transfer qualifies as a Permitted Transfer. If Tenant engages in a Permitted Transfer under clause (e) above, such Transfer shall be a Permitted Transfer only so long as the Transferee continues to be an entity that directly controls, is controlled by or is under common control with Tenant. Following any Permitted Transfer which results in a sublease of the Premises, an assignment of the Lease, or a change in the name of Tenant, Tenant shall deliver to Landlord copies of all relevant transaction documents evidencing the identity of the parties and the assumption of liabilities, redacted if necessary to reserve confidential information. No Permitted Transfer shall relieve Tenant of its liability under this Lease and Tenant shall remain liable to Landlord for the payment of all Base Rent, Operating Costs and Additional Rent and the performance of all covenants and conditions of this Lease applicable to Tenant. If a Transfer would be a Permitted Transfer but for failure to meet the EBITDA Hurdle, Landlord shall nevertheless be required to review such Transfer under the provisions of Section 13.1.

13.4 Landlord’s Rights. Tenant shall pay all expenses incurred by Landlord, including without limitation attorneys’ fees, in connection with its review and handling of any request for consent to a Transfer. Tenant shall pay a deposit equal to One Thousand Dollars ($1,000.00) at the time Tenant requests consent. If Landlord’s costs exceed the deposit, Tenant shall pay the balance upon demand and if the costs are less than the deposit, Landlord shall credit the excess to the next payment of Rent falling due. If Tenant requests consent to a Transfer and the Transfer when combined with all prior Transfers will cover more than seventy-five percent (75%) of the Premises, Landlord shall have the option, exercisable by written notice within twenty (20) business days after receipt of Tenant’s written request for Landlord’s consent, to terminate this Lease with respect to the portion of the Premises to which the proposed Transfer applies, provided that Tenant may render Landlord’s notice of termination void by withdrawing its request for consent by written notice to Landlord within five (5) business days after Tenant’s receipt of Landlord’s notice of termination. Landlord may condition its consent to any proposed Transfer (other than a Permitted Transfer) on such conditions as Landlord may require including receipt of an additional security deposit or lease guaranty, construction of improvements reasonably deemed necessary or appropriate by Landlord by reason of the Transfer, changes to the floor plan of the subleased space to ensure that the subleased premises consist of a leasable increment of space, and reaffirmation of any guaranty by any guarantor of Tenant’s obligations.

13.5 General Conditions. Following any Transfer including a Permitted Transfer, Tenant shall remain primarily liable hereunder unless released in writing by Landlord. In the event of any assignment, the assignee shall agree in writing to perform and be bound by all of the covenants of this Lease required to be performed by Tenant. Each Transfer (excluding Permitted Transfers under Subsections 13.3(a), (b), (f) or (g)) shall be evidenced by an instrument in writing reasonably approved by Landlord and an executed original of such instrument shall be delivered to Landlord before the transferee occupies any portion of the Premises. Consent to any Transfer shall not be deemed to be consent to any subsequent Transfer. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord wrongfully withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an arbitration action under Section 13.10. Any Transfer in violation of this Article shall, at Landlord’s option, be void. Landlord’s acceptance of Rent from any other person shall not waive any provision of this Article and shall not constitute consent. If Tenant’s assignee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s assignee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant of any liability under this Lease.

13.6 Excess Payments. If Tenant enters into any Transfer (other than a Permitted Transfer) and receives any consideration which is explicitly, directly and solely applicable to the Transfer, in excess of the pro-rata portion of Base Rent and Operating Costs applicable to the space subject to the transaction, then Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of such excess consideration. Excess consideration shall be determined after deducting the reasonable costs and expenses actually paid by Tenant for broker fees, legal fees and tenant improvement costs, if any, in connection with the transaction. Tenant’s costs shall be prorated over the term of the sublease or assignment and the excess consideration shall be calculated and paid on a monthly basis. Landlord shall be entitled to the full amount of any consideration paid by the assignee or subtenant during any period when Tenant is in default under this Lease.

13.7 Succession. Subject to the limitations on assignment and subletting set forth above, all the terms and provisions of this Lease shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

13.8 No Leasehold Financing. Notwithstanding anything to the contrary contained herein, Tenant shall not encumber, pledge or mortgage the whole or any part of the Premises or Tenant’s leasehold interest or title to the Premises (including any leasehold improvements, alterations, or additions thereto), nor shall this Lease or any interest thereunder be assignable or transferable by operation of law or by any process or proceeding of any court or otherwise without the prior written consent of Landlord. If Tenant obtains a debt facility which requires a grant of a security interest in all assets of Tenant, Landlord shall grant its consent to such security interest as it applies to Tenant’s personal property in the Premises, but not Tenant’s leasehold interest or any leasehold improvements, fixtures, alterations, additions, or improvements in the Premises. Landlord will execute a commercially reasonably form of consent provided that Tenant must pay all out-of-pocket costs incurred by Landlord including its legal fees and any fees payable to Landlord’s lender, if any.

13.9 No Merger. The voluntary or other surrender or termination of this Lease by Tenant, or a mutual cancellation thereof shall not work a merger, but, at Landlord’s sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.

13.10 Dispute Resolution. Certain disputes arising out of or in connection with this Section 13 shall be resolved by binding arbitration conducted in accordance with this Section. The arbitrator’s jurisdiction shall be limited to (i) deciding whether an issue is subject to this arbitration clause, and (ii) determining either that (a) the Transfer in question qualifies as a Permitted Transfer, or (b) the requirements for Landlord to act reasonably with respect to a proposed Transfer were satisfied and it would unreasonable for Landlord to withhold its consent to the proposed Transfer. No other matters shall be subject to arbitration under this provision and any award determining any other matter may be set aside.

13.10.1 Administration and Rules. Any dispute subject to arbitration shall be instituted within sixty (60) days after the date on which Tenant submits a proposed Transfer to Landlord for its approval or notifies Landlord that a Permitted Transfer has been completed or is proposed. Arbitration may be commenced only after a party gives written notice to the other party describing the matter to be submitted to arbitration. The arbitration shall be held in Seattle, Washington, shall be arbitrated by the applicable arbitrator selected pursuant to the following paragraph and shall be administered by the American Arbitration Association under its Commercial Arbitration rules modified as set forth below. The parties knowingly and voluntarily waive their rights to have disputes within the above described scope of arbitrable issues adjudicated by a judge or jury. The arbitrator shall make its decision and award according to the terms and provisions of this Lease and the applicable law, and shall briefly set forth the basis for the decision with reference to the language of this Lease and the applicable law.

13.10.2 Arbitrator. Unless the parties otherwise agree within five (5) business days of the filing of a notice of arbitration, the arbitrator shall be appointed by the American Arbitration Association, based on criteria which it deems relevant in light of the matter at issue. The arbitrator shall be a lawyer who has not less than 10 years of experience arbitrating landlord / tenant matters, and shall have no past relationship with either party, individually or through an entity with which the arbitrator is or has been associated. The arbitrator appointed as provided above shall hear and determine all matters subject to arbitration under this provision (subject to replacement with the next specified arbitrator in case of unavailability).

13.10.3 Procedure. The arbitration shall be concluded within ten (10) business days after the appointment of the arbitrator and the parties shall use diligence and commercially reasonable efforts to complete the arbitration in a timely manner, however, a delay in completing the arbitration within such time shall not void the arbitration process nor cause the arbitration to be discontinued. There shall be no discovery except at the discretion of arbitrator. The arbitrator’s decision shall be based on briefs and documentary evidence submitted by the parties, any discovery, and a hearing at a time mutually acceptable to the parties and the arbitrator.

13.10.4 Failure to Cooperate. If a party fails to timely pay its share of the arbitration expense or deposit or otherwise materially or unreasonably fails to cooperate (including failure to appear at the time scheduled by the arbitrator), and fails to cure such default within one business day of notice from the other party, the other party may pay such cost, and the arbitrator shall render its decision based on the materials submitted and the language of this Lease and applicable law.

13.10.5 Award and Relief Authorized. The arbitrator shall have no authority to issue orders for payment of money damages and shall be limited to orders in the nature of declaratory judgment, and orders for equitable remedies, including specific performance, except that the arbitrator may award attorneys’ fees and arbitration fees and costs to the substantially prevailing party as provided in Section 22.13.

13.10.6 Judicial Enforcement of Award. Judgment upon the arbitrator’s award/decision may be entered in King County Superior Court. Provided that award/decision is within the scope of the arbitrator’s authority, the award and the judgment based thereon shall be final, binding and nonappealable.

14. TENANT DEFAULT AND REMEDIES

14.1 Events of Default. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant (an “Event of Default”):

14.1.1 Rent. Failure by Tenant to make any payment required as and when due provided, however, that with respect to the first late payment in any calendar year only, the late payment shall not be an Event of Default unless the payment is not received within five (5) days after delivery of written demand;

14.1.2 Insolvency. Tenant or any guarantor makes an assignment for the benefit of creditors, or admits in writing that it cannot meet its obligations as they become due or the making by Tenant or any guarantor of any general assignment or general arrangement for the benefit of creditors; the filing by or against Tenant or any guarantor of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant or the guarantor, the petition is dismissed within ninety (90) days; or the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease;

14.1.3 Guarantors. Any guarantor of Tenant’s obligations hereunder ceases to exist as an ongoing business with assets comparable to the guarantor’s assets at the time the guaranty is signed, unless within ten (10) days after written demand, Tenant provides a substitute guaranty from an entity approved by Landlord in its discretion or if any person who guaranties Tenant’s obligations dies or becomes incapacitated and Tenant fails to provide an affirmation of the guaranty by such person’s estate or a new guaranty from a person or entity approved by Landlord in its discretion;

14.1.4 Estoppels/SNDAs. Failure to deliver any subordination or attornment agreement or estoppel certificate within 5 business days after notice that such document was not received within the time period specified below; and

14.1.5 Nonmonetary Obligations. Failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease, other than those covered above, where that failure shall continue for a period of twenty (20) days after Landlord gives written notice to Tenant of that failure or if such failure is not reasonably capable of being cured within such twenty (20) day period, then failure of Tenant to commence the cure within such period and diligently pursue the cure to completion within sixty (60) days thereafter.

14.2 Remedies.

14.2.1 Termination. If any Event of Default occurs, Landlord shall have the right, with or without notice or demand except as required by Applicable Law, immediately to terminate this Lease, and Tenant’s right to possession in which case Tenant shall promptly surrender possession of the Premises to Landlord. If Tenant fails to surrender possession Landlord at any time thereafter may recover possession of the Premises or any part thereof and expel and remove Tenant and any other person occupying the Premises, by any lawful means, and repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease or at law or in equity by reason of Tenant’s default or of such termination.

14.2.2 Continuation After Default. If any Event of Default occurs, this Lease shall continue in effect so long as Landlord does not terminate this Lease pursuant to Section 13.2.1 above, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due. Landlord, without terminating this Lease, may exercise all of the rights and remedies of a landlord under any applicable Laws. Landlord may enter the Premises and relet it, or any part of it, to third parties for Tenant’s account, and any rent received in excess of the Rent due hereunder shall belong to Landlord. Tenant shall be liable to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, legal fees, expenses of cleaning and redecorating or remodeling the Premises. Reletting may be for a period shorter or longer than the remaining Term of this Lease. Tenant shall pay to Landlord the Rent and other sums due under this Lease on the dates the Rent is due, less the actual rent Landlord receives from any reletting. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.

14.2.3 Right to Cure Defaults. If Tenant fails (a) to pay any sum of money required to be paid by Tenant hereunder other than Base Rent or Operating Costs, or (b) to perform any act required to be performed by Tenant hereunder, and if such failure continues for ten (10) days after notice thereof by Landlord, Landlord may, but shall not be obligated, and without waiving any rights hereunder or releasing Tenant from any obligations hereunder, make any such payment or perform any such act as provided by this Lease. All sums so paid by Landlord and all costs relating thereto (including attorneys’ fees), together with interest thereon at the Default Rate, from the date of such payment by the Landlord, shall be Additional Rent payable by Tenant to Landlord upon demand, and Landlord shall have the same rights or remedies with respect thereto as in the case of default in the payment of Base Rent.

14.3 Damages Upon Termination. Should Landlord terminate this Lease, Landlord shall have all rights and remedies available at equity or under applicable Laws. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable Laws, Landlord shall be entitled to recover from Tenant: (a) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided; (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided;

and (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including but not limited to the expense of recovering possession of the Premises, renovation or alteration of the Premises, and other costs of reletting, Landlord’s legal fees, brokerage commissions and tenant improvements costs and allowances paid in connection with this Lease (all prorated over the remaining Term. The “worth at the time of award” of the amounts referred to in (a) and (b) shall be computed with interest at the Default Rate. The “worth at the time of award” of the amount referred to in (c) shall be computed by reference to competent appraisal evidence and using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).

14.4 Computation of Rent for Purposes of Default. For purposes of computing unpaid Rent which would have accrued and become payable under this Lease pursuant to the provisions of Section 13.3, unpaid Rent shall consist of the aggregate of (a) the total Base Rent for the balance of the Term; plus (b) any other amounts which Tenant has agreed to pay or which Tenant owes to Landlord for the balance of the Term, including parking charges and Landlord’s good faith estimate of Additional Rent.

14.5 Remedies Cumulative. The rights and remedies provided to Landlord under this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord for any or all other rights or remedies provided for in this Lease or now or hereafter existing at or in equity or by statute or otherwise.

14.6 No Waiver. The waiver by Landlord of any breach of a covenant, term or condition hereof or Landlord’s failure to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default or such covenant, term or condition or any subsequent breach thereof. The subsequent acceptance of any Rent by Landlord shall not be deemed a waiver of any preceding default by Tenant, regardless of Landlord’s knowledge of such default at the time of Landlord’s acceptance of the Rent.

14.7 Waiver of Jury Trial. Landlord and Tenant waive their rights to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding and/or hearing brought by either Landlord against Tenant or Tenant against Landlord on any matter whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any law, statute, or regulation, emergency or otherwise, now or hereafter in effect.

15. SURRENDER OF POSSESSION

15.1 Lease Termination. At the expiration or early termination of this Lease, Tenant shall surrender the Premises to Landlord in the condition required by this Lease. Prior to surrender: (a) Tenant shall remove all Alterations, Tenant Improvements and cabling designated by Landlord to be removed pursuant to the following paragraph and shall restore the Premises and the Building to the condition existing immediately prior to the installation of such Alterations, Tenant Improvements or cabling; (b) Tenant shall remove all personal property and trade fixtures from the Premises and all of its signs from the Building; and (c) Tenant shall repair all damage caused by the installation or removal of any such Alterations, Tenant Improvements, cabling, personal property, signage or trade fixtures. Tenant shall deliver the Premises to Landlord broom clean and in good condition, subject to reasonable wear and tear (consistent with Tenant’s repair and maintenance obligations under this Lease) and damage by casualty that is not required to be repaired by Tenant pursuant to this Lease.

If Tenant’s cover letter requesting Landlord’s approval of Alterations or Tenant Improvements includes a conspicuous written request (using all bold font or all capital letters) that Landlord determine which elements of the proposed Alterations or Tenant Improvements will be subject to removal and restoration, Landlord’s notice of approval will identify which portions of the approved Alterations or Tenant Improvements are subject to removal and restoration on the termination of this Lease (“Required Restoration Items”) provided that Required Restoration Items may only include items that are not consistent with a customary class A office build out. Provided that Tenant constructs Tenant Improvements consistent with the plans reviewed by Landlord prior to Lease execution, with regard to the initial Tenant Improvements, Tenant’s restoration obligation shall consist of the following: (i) removal of all cabling (except as provided below), equipment (including supplementary cooling and environmental control equipment), cabinetry and partitions comprising the research and development lab and quality assurance testing area, and (ii) removal of the interior stairway in the Premises and replacing the floor slab in the stairway opening. Tenant shall leave all such areas in broom clean condition, but shall not be obligated to repaint, replace finish materials, reconfigure partitions, or reconfigure MEPT systems. With respect to any other Tenant Improvements or Alterations, Required Restoration Items may also include any cafeteria, any data center or server rooms that are larger than those customarily located within general office space in a class A downtown office building, high density storage areas, locker rooms, tenant stairs and associated openings, and fitness centers and the areas impacted by such removal shall be restored to a condition consistent with an open floor plan office. Landlord may at any time waive the duty to remove any Required Restoration Items in which case Tenant shall leave the Required Restoration Items in place at surrender. Any Alterations made without Landlord approval are deemed to be Required Restoration Items. Notwithstanding the foregoing, Tenant shall have no obligation to remove cabling, to the extent if removal would not be practical without removing wallboard or other permanent improvements, except that any cabling in the ceiling area or other areas required by code must be removed.

15.2 Holding Over. This Lease shall terminate without further notice at the expiration of the Term. Any holding over by Tenant without the express written consent of Landlord shall not constitute the renewal or extension of this Lease or give Tenant any rights in or to the Premises. If Tenant holds over without the express written consent of Landlord, the monthly Base Rent payments to be paid by Tenant shall be increased to an amount equal to one hundred fifty percent (150%) of the then applicable Base Rent rate; provided, however, payment of such Base Rent by Tenant shall not be deemed to extend or renew the Term. If Landlord consents in writing to permit Tenant to occupy the Premises beyond the expiration of the Term, that occupancy shall be construed to be a month-to-month tenancy upon all the terms and conditions of this Lease except that Base Rent during the hold over period shall be the amount stated in Landlord’s consent to the hold over. During any hold over period, Tenant shall pay all other sums due hereunder including Additional Rent and parking charges.

15.3 Failure to Surrender. If Tenant fails to surrender the Premises in the condition required by Section 15.1 upon the expiration or termination of this Lease, Tenant shall indemnify and hold Landlord harmless from loss and liability resulting from that failure, including, without limiting the generality of the foregoing, any claims made by or damages or penalties payable to any succeeding tenant.

16. ENTRY BY LANDLORD

Tenant shall designate a person at the Premises with whom Landlord may coordinate entry and access. Landlord reserves, and shall at any and all times have, the right to enter the Premises to inspect the same, to show the Premises to prospective purchasers, to post notices of nonresponsibility, to repair or maintain the Premises and any portion of the Building that Landlord may deem necessary or desirable, without abatement of Rent. At any time when Tenant is in default hereunder, during the last year of the Term or at any time when Tenant requests consent to a Transfer, Landlord or its property manager or broker may enter the Premises to show the Premises to prospective tenants. Except in emergencies or for regularly scheduled purposes (such as janitorial) Landlord shall give reasonable advance notice to Tenant’s designated representative (which may be email or telephonic notice) before entering the Premises. Tenant waives any claim for damages, injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by Landlord’s exercise of its rights pursuant to this Article or any comparable provision in this Lease. Landlord shall at all times have and retain a key, security card or other access device with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults, safes and files, and Landlord shall have the right to use any and all means which Landlord may deem proper to open the doors to or in the Premises in an emergency, in order to obtain entry to the Premises without liability to Tenant. Any entry to the Premises obtained by Landlord by any of these means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

17. SUBORDINATION

17.1 Lease Subordinate to Mortgages. Landlord represents that there is no lien of any mortgages, deeds of trust or ground lease (“Major Encumbrance” ) in effect against the Property, the Building and/or the Premises as of the Effective Date. Upon request from Landlord or any ground lessor, mortgagee or beneficiary of a deed of trust (“Senior Party”), Tenant, within ten (10) days of presentation, shall subordinate its interest under this Lease to any Major Encumbrance and all renewals, modifications, consolidations, replacements or extensions thereof, on condition that such subordination shall be effectuated by execution and delivery of a commercially reasonable subordination agreement (“SNDA” ) which grants to Tenant the right not to be disturbed in its tenancy in the event of a foreclosure or ground lease termination, and requires the Senior Party to perform the obligations of the Landlord under this Lease arising after the Senior Party takes title to and possession of the Property (subject to customary carevouts). Notwithstanding the foregoing, any Senior Party may at its sole election subordinate or cause to be subordinated its Major Encumbrance to this Lease. In the event of the foreclosure or lease termination by voluntary agreement or otherwise, or the commencement of any judicial action seeking such foreclosure or termination, Tenant will attorn to and recognize the Senior Party or any purchaser in foreclosure as Tenant’s landlord under this Lease. Upon request by such successor in interest, Tenant will execute and deliver a reasonable instrument confirming such attornment, and Senior Party’s assumption of obligations under the Lease arising thereafter (subject to any carveouts contained in the SNDA).

17.2 Estoppel Certificates. Tenant shall, within ten (10) days of presentation, execute and deliver to Landlord any estoppel certificate requested by Landlord from time to time certifying, if such be true: (a) that Tenant is in occupancy; (b) that this Lease is unmodified and in full force and effect, or if there have been modifications, that this Lease as modified is in full force and effect, and stating the modifications; (c) the dates to which the Rent and other charges shall have been paid, (d) that there are no Rent offsets or claims; (e) that there exists no breach or default on the part of either Tenant or Landlord under this Lease; and (f) the answers to such other factual matters as may be reasonably requested by the addressee thereof.

17.3 Default of Landlord. Landlord shall not be in default unless Landlord fails to perform its obligations under this Lease within thirty (30) days after written notice by Tenant to Landlord and any Senior Party, or if such failure is not reasonably capable of being cured within such thirty (30) day period, Landlord shall not be in default unless Landlord has failed to commence the cure and diligently pursue the cure to completion. In no event shall Landlord be liable for damages by reason of loss of profits, business interruption or other consequential damage. Tenant waives all rights to terminate this Lease or to make repairs at the expense of Landlord or to offset against Rent, or exercise any right of self-help granted under any Applicable Law now or hereafter in effect except that, if Tenant obtains a final judgment which Landlord fails to pay within thirty (30) days after the judgment becomes final, Tenant may offset the amount of such judgment against Base Rent payable to the entity against whom Tenant obtained the judgment. No such offset right may be asserted against any successor or assign of the entity against whom Tenant obtained the judgment.

17.4 Mortgagee Protection. In the event of any uncured default on the part of Landlord, Tenant shall not exercise any right to abate or offset rent or claim constructive eviction under this Lease unless Tenant has given each Senior Party, whose address shall have been furnished to Tenant, at least sixty (60) days’ notice. During the sixty (60) day period, the Senior Party shall be entitled to commence to cure the default. If the default is not capable of being cured with due diligence within the sixty (60) day period, the Tenant shall not exercise any remedy if the Senior Party shall have commenced to cure the default within the sixty (60) day period and shall pursue the cure with due diligence thereafter. If the default is one which is not capable of cure by the Senior Party within the sixty (60) day period because the Senior Party is not in possession of the Building or Property, the sixty (60) day period shall be extended to include the time needed to obtain possession of the Premises by the Senior Party by power of sale, judicial foreclosure, or other legal action required to recover possession.

18. NOTICES

Any notice required or desired to be given under this Lease shall be in writing with copies directed as indicated herein and shall be hand-delivered (by a party or by messenger) or by overnight courier or given by United States mail, certified mail, return receipt requested, postage prepaid. Any notice given by mail shall be deemed to have been given upon the earlier of (a) receipt or refusal of delivery; or (b) three (3) days after such notice was deposited in the United States mail, certified mail, return receipt requested, postage prepaid, and properly addressed to the party. Any notice hand-delivered or sent by courier shall be deemed given when delivered or refused. As of the Commencement Date, the addresses of Landlord and Tenant are as specified in the Lease Summary. Each party may change its notice address by notice given in accordance with this Section. Notwithstanding the foregoing, legal notices and service of process may be given in accordance with applicable law for service of process.

19. HAZARDOUS MATERIALS

19.1 Presence and Use of Hazardous Materials. Except for Permitted Materials used in compliance with Section 5.1, Tenant shall not cause, or permit any Tenant Party to cause, any Hazardous Materials to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed, released or used on, under or about the Premises or the Property. Notwithstanding the foregoing, Tenant may use and store small quantities of routine office and janitorial supplies as necessary to conduct its business activities on the Premises; provided, however, that with respect to any such Hazardous Materials (including all Permitted Materials): (a) upon request Tenant shall give Landlord notice of the specific types and quantities of Hazardous Materials that Tenant uses and a description of how Tenant uses such Hazardous Materials, and (b) Tenant shall comply with all applicable Environmental Laws relating to their use, storage and disposal. “Hazardous Materials” means any chemical, compound, substance, material, mixture, controlled substance, object, condition, waste, living organism or combination thereof which is now or may be in the future, (i) listed, defined, characterized or regulated as “hazardous,” “extremely hazardous,” “dangerous,” “toxic,” or as a “pollutant” due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects on human health or the environment, or (ii) subject to notification, investigation, removal, remediation, closure, monitoring, response actions or other similar requirements under applicable Environmental Laws. Hazardous Materials shall include without limitation, petroleum and petroleum products, asbestos, radon and polychlorinated biphenyls (PCBs). “Environmental Laws” means any and all federal, state and local environmental, health and/or safety-related laws, statutes, regulations, common law, standards, judgments, injunctions, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, demands or requirements of any governmental agency, currently existing and as amended, enacted, issued or adopted in the future which are or may become applicable to Tenant, the Premises or the Property. Tenant shall immediately notify Landlord of any investigation, claim, notice of violation or enforcement proceeding made or instituted against Tenant, the Premises or the Property concerning a Hazardous Material (including all Permitted Materials) or any alleged violation by Tenant or any Tenant Party of any Environmental Law.

19.2 Default and Indemnification. Tenant shall indemnify, protect, defend (by counsel reasonably acceptable to Landlord) and hold harmless the Indemnitees from and against any and all claims, causes of action, damages, penalties, obligations, demands, judgments, awards, settlements, deficiencies, suits, proceedings, fines, taxes, costs, liabilities, losses, costs and expenses (including without limitation, the fees and disbursements of attorneys and consultants) of any kind or nature, whether or not accrued or fixed, absolute or contingent, due or to become due, which are assessed against or incurred by any Indemnitee by reason of or arising out of or in connection with (a) Tenant’s and/or any Tenant Party’s breach of any representation, warranty or covenant in this Section or in Section 5.1 or (b) any actual or alleged presence, release or disposal of Hazardous Materials (including all Permitted Materials) by Tenant or any Tenant Party on, under or about the Premises, the Property or other nearby property during the Term. This indemnity shall include, without limitation, (i) the cost of any required or necessary notification, inspection, repair, removal, remediation, detoxification or other response action, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the termination of this Lease, (ii) any diminution in the value of the Premises, the Building or the Property, and (iii) any increased marketing costs for the Premises or the Building. Neither the written consent by Landlord to the presence of Hazardous Materials (including Permitted Materials) on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws shall excuse Tenant from Tenant’s indemnification obligation. Tenant’s indemnity shall survive the termination of this Lease.

19.3 Inspections. Landlord and its designees may, from time to time, enter and inspect the Premises and conduct any tests and investigations necessary or desirable to determine Tenant’s compliance with this Article. If such tests indicate the presence of any environmental condition that Landlord reasonably believes was caused by Tenant or first occurred during the Term, Tenant shall reimburse Landlord for the cost of conducting such tests. The phrase “environmental condition” shall mean any adverse condition relating to any Hazardous Materials (including Permitted Materials) or the environment, including surface water, groundwater, drinking water supply, land, surface or subsurface strata or the ambient air and includes air, land and water pollutants, noise, vibration, light and odors. In the event of any such environmental condition, Tenant shall promptly take any and all steps necessary to rectify the same or shall, at Landlord’s election and without relieving Tenant of its primary liability and obligation hereunder and under applicable Laws, reimburse Landlord or its designee, upon demand, for the cost to Landlord or its designee of performing rectifying work.

20. SIGNS

20.1 Initial Signage. Landlord shall provide the following signs in Building standard format (a) Tenant’s initial identifying information on the Building directory, and (b) Tenant’s name on the Building entry sign and shall deduct the cost from the Allowance. Revisions to such directory information and signage shall be at Tenant’s sole cost and expense. For each whole floor included in the Premises, Tenant may install custom signage with its logo in the elevator lobby. For each floor on which Tenant leases at least half of the floor, Tenant may install prominent lobby signage approved by Landlord. If Tenant expands in the Building, for each floor on which on which Tenant leases less than half of the floor, Landlord shall provide Building standard lobby directory signage.

In addition, so long as Tenant leases and occupies the entire Initial Premises, Tenant shall have the right, at Tenant’s cost, to install signage on north side of the Building provided that the signage may not distract from or interfere with visibility of the ground floor retail signage. For purposes of the foregoing, Tenant shall not be deemed to occupy any space that has been sublet unless the sublessee qualifies as a Permitted Transferee. The right to exterior signage is personal to the Tenant originally named herein and any Permitted Transferee who has assumed all of Tenant’s obligations under this Lease whose name is acceptable to Landlord in its reasonable discretion and may not be used by or for the benefit of any other party. All exterior signage shall be contingent on receipt of permits and approvals from the City of Seattle.

20.2 Additional Signage. Except as provided in Section 20.1, Tenant shall not, without obtaining the prior written consent of Landlord install, paint, display, inscribe, place, affix or otherwise attach any sign, fixture, advertising material, notice, lettering or direction on any part of the outside of the Premises or on any part of the inside of the Premises which is visible from the outside of the Premises or on or about any other portion of the Building. If Landlord consents to the installation of any sign (including the signage under Section 20.1) or other advertising material, the location, size, design, color and other physical aspects thereof shall be subject to Landlord’s prior written approval and shall be in accordance with any sign program applicable to the Building. Landlord has approved the signage conceptually shown on Exhibit F attached hereto provided that Tenant must obtain Landlord’s approval of the actual plans and specification prior to installation of such signage. In addition to any other requirements of this Section, the installation of any sign or other advertising material by or for Tenant must comply with all applicable Laws and any covenants, conditions or restrictions affecting the Property, if any. With respect to any permitted sign installed by or for Tenant, Tenant shall maintain such sign or other advertising material in good condition and repair and shall remove such sign or other advertising material on the expiration or earlier termination of the Term and restore any damage caused by the installation or removal thereof (including restoration of discolored surfaces to match adjacent areas and patching of holes). The cost of any sign or advertising material and all costs associated with the installation, maintenance and removal thereof shall be paid for solely by Tenant. If Tenant fails to properly maintain or remove any sign or other advertising material, Landlord may do so at Tenant’s expense. Any cost incurred by Landlord in connection with such maintenance or removal shall be deemed Additional Rent and shall be paid by Tenant to Landlord within ten (10) days following notice from Landlord. Landlord may remove any unpermitted sign or advertising material without notice to Tenant, and the cost of such removal shall constitute Additional Rent and shall be paid by Tenant within ten (10) days following notice from Landlord. Landlord shall not be liable to Tenant for any damage, loss or expense resulting from Landlord’s removal of any sign or advertising material in accordance with this Section. The provisions of this Section shall survive the expiration or earlier termination of the Term. Landlord may remove any signage as and when necessary to perform repairs and maintenance.

21. DELAYS

If either party is delayed in the performance of any covenant of this Lease (excluding Tenant’s obligation to make any payment of Rent) because of any Force Majeure Causes, performance of that covenant shall be excused for the period of such delay. Force Majeure Causes shall not affect Tenant’s obligation to pay Rent or the length of the Term. Force Majeure

Causes that delay completion of the Base Building shall not extend the date of Tenant’s right to terminate under Section 2.1.2. The term “Force Majeure Causes” shall mean and include: acts of the other party, earthquakes, floods, weather and the elements, war, riot, labor disputes (excluding disputes with such party’s own employees), governmental actions or inaction (including permitting time), inability to procure or general shortage of labor or materials in the normal channels of trade, delay in transportation, delay in inspections, and any other cause beyond the reasonable control of the party so obligated, whether similar or dissimilar to the foregoing.

22. MISCELLANEOUS

22.1 USA Patriot Act Disclosures. Pursuant to United States Presidential Executive Order 13224 signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism” (“Executive Order”), Landlord is required to ensure that it does not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those identified on the list of Specially Designated Nationals and Blocked Persons (“List”), generated by the Office of Foreign Assets Control of the U.S. Department of the Treasury. Tenant represents to Landlord that (i) neither Tenant nor any person or entity that directly owns ten percent (10%) or greater equity interest in it nor any of its officers or directors or managing member (collectively the “Covered Parties”) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the U.S. Treasury (including those named on the List) or under the Executive Order or other governmental action, and (ii) that throughout the Term, Tenant and each of the Covered Parties shall comply with the Executive Order. If Landlord determines that Tenant or any Covered Person is on the List and Tenant cannot remedy such situation within thirty (30) days following notice from Landlord (or such longer period as may be reasonably necessary in order to remedy such situation, provided that Tenant promptly commences and thereafter diligently prosecutes its efforts to remedy the situation), Landlord reserves the right to declare such failure as default hereunder and/or take all other actions necessary to comply with the requirements of the Executive Order. The provisions of this paragraph will survive termination of this Lease.

22.2 Financial Statements. If Tenant is not a publicly traded company whose financial statements are readily available, Tenant shall, within ten (10) days of Landlord’s written request, furnish Landlord with Tenant’s most recent financial statements, dated no earlier than one (1) year before such request, certified as accurate by Tenant, or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement, reflecting Tenant’s then current financial condition, in Tenant’s customary form. If the financial statements are not available to the general public, Landlord shall make commercially reasonable efforts to keep such financial statements confidential; provided, however, Landlord may disclose such information to its officers, directors, employees, attorneys, accountants, and other consultants and advisors to the extent such persons need to know such information and to any actual or prospective partners or members, investors, purchasers, and lenders provided such parties are first informed of the confidential nature of such information and bound by a duty of confidentiality. In addition, the financial statements may be divulged by Landlord if required by law or in any administrative or judicial proceeding in which Landlord is required to divulge such information.

22.3 Contingency. Intentionally omitted.

22.4 Building Development. Tenant acknowledges that some portion of the Building or Common Areas may be under construction after the Term commences. Tenant shall have no claim against Landlord for any loss or damage relating to such construction or lack of construction except as provided in Section 2.1.2 above.

22.5 Headings. The headings used in this Lease are for convenience only. They shall not be construed to limit or to extend the meaning of any part of this Lease.

22.6 Amendments. Any amendments or additions to this Lease shall be in writing by the parties hereto, and neither Tenant nor Landlord shall be bound by any verbal or implied agreements.

22.7 Time of the Essence. Time is expressly declared to be of the essence of this Lease.

22.8 Entire Agreement/No Recording. This Lease contains the entire agreement of the parties hereto with respect to the matters covered hereby, and no other agreement, statement or promise made by any party hereto, or to any employee, officer or agent of any party hereto shall be binding or valid. Neither this Lease nor a memorandum of this Lease may be recorded without the prior written consent of Landlord.

22.9 Language. The word “person” whenever used shall include individuals, firms, associations and corporations and any other legal entity, as applicable. The word “including” shall mean “including but not limited to.” The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning, and shall not be construed strictly for or against Landlord or Tenant. In any instance in which Landlord has agreed to act reasonably under this Lease, Landlord is agreeing to act in a manner consistent with the standards followed by large institutional owners of commercial real estate and may consider its own subjective interests, including the impact of the requested action on the value of the Building or on Landlord’s income. Except where a different standard is specifically stated, Landlord may act or refuse to act in its sole and subjective discretion.

22.10 Invalidity. If any provision of this Lease shall be deemed to be invalid, void or illegal, it shall in no way affect, impair or invalidate any other provision hereof.

22.11 Computation of Time. Unless business day is specified, the word “day” means “calendar day”, and the computation of time shall include all Saturdays, Sundays and holidays for purposes of determining time periods under this Lease. Business days shall mean Monday through Friday of each week, excluding national holidays or other holidays designated by Landlord that are commonly recognized by other office buildings in the area where the Building is located. Where a time period is stated as a number of days or months following a certain event, the day on which the triggering event occurs shall not be included when calculating the time period.

22.12 Applicable Law. This Lease shall be interpreted and construed under and pursuant to the laws of the State of Washington.

22.13 Attorneys’ Fees. If either party requires the services of an attorney in connection with enforcing the terms of this Lease or if suit is brought for the recovery of any Rent due under this Lease for the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord, and/or eviction of Tenant during the Term or after the expiration thereof, the prevailing party will be entitled to a reasonable sum for attorneys’ fees, witness fees, and other court costs, both at trial and on appeal. Landlord shall also be entitled to recover from Tenant any legal fees incurred in connection with any bankruptcy proceeding affecting Tenant or any Guarantor.

22.14 Broker’s Commission. Tenant represents and warrants that it has incurred no liabilities or claims for brokerage commissions or finder’s fees in connection with the negotiation and/or execution of this Lease and that it has not dealt with or has any knowledge of any real estate broker/agent or salesperson in connection with this Lease except for those identified in the Lease Summary whose commission will be paid for by Landlord in accordance with a separate written agreement between Landlord and the brokers. Tenant agrees to indemnify, defend, and hold Landlord harmless from and against, any other claim for a commission in connection with this Lease arising out of a relationship with Tenant.

22.15 Substitution of Premises. Intentionally omitted.

22.16 Advertising. Except as an identifying address for the Premises, Tenant shall not use photographs, drawings, or other renderings of the Building or the Landlord’s logo or trade name, or any other proprietary name, mark or symbol of Landlord without first obtaining Landlord’s prior written consent.

22.17 Transfer of Landlord’s Interest. If Landlord sells, conveys or transfers its interest in the Property, and the successor assumes all of Landlord’s future obligations hereunder in writing, Landlord shall automatically be released from any future liability to Tenant under this Lease and Tenant agrees to look solely to Landlord’s successor in interest for performance of Landlord’s covenants. If Tenant provides any security to secure Tenant’s performance of this Lease, Landlord shall transfer or credit such security to Landlord’s successor in interest, and thereupon Landlord shall be discharged from any further liability for the return of such security.

22.18 Limitation of Landlord’s Liability. None of the direct or indirect members, managers, partners, shareholders, directors or officers of Landlord (collectively, the “Ownership Parties”) shall be personally liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and shall not seek any damages against any of the Ownership Parties because of any breach of Landlord’s obligations hereunder. Landlord’s liability under this Lease shall be limited to Landlord’s interest in the Building and the proceeds of any applicable liability insurance coverage carried by or for Landlord and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Ownership Parties in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment against Landlord. Any judgment taken against any Ownership Party may be vacated and set aside at any time and no writ of execution may be levied against the assets of any Ownership Party. These covenants and agreements are enforceable by Landlord and also by any Ownership Party.

22.19 Counterparts. This Lease may be executed by the parties in counterparts, and each counterpart Lease shall be deemed to be an original hereof.

22.20 Quiet Enjoyment. Subject to the provisions of this Lease and conditioned upon performance of all of the provisions to be performed by Tenant hereunder, Landlord shall secure to Tenant during the Term the quiet and peaceful possession of the Premises.

22.21 Authority. Each party hereto warrants that it has the authority to enter into this Lease and that the signatories hereto have the authority to bind Landlord and Tenant, respectively.

22.22 Rules and Regulations. Tenant agrees to abide by and adhere to any rules and regulations for the Building, and all amendments thereto, which may be promulgated from time to time by Landlord which do not materially change the provisions of this Lease.

22.23 Lease Summary and Exhibits. The Lease Summary and all Exhibits to this Lease are incorporated herein by reference.

22.24 Survival. Those provisions of this Lease which, in order to be given full effect, require performance by either Landlord or Tenant following the termination of this Lease shall survive termination of this Lease, including all indemnities and remedies contained herein.

IN WITNESS WHEREOF, this Office Lease is executed on the day and year first written above.

LANDLORD:

400 FAIRVIEW LLC,
a Delaware limited liability company

By:	/s/ Lisa Picard
Name:	Lisa Picard
Title:	Manager

TENANT:

IMPINJ, INC.,
a Delaware corporation

By:	/s/ Evan Fein
Name:	Evan Fein
Title:	CFO

LANDLORD ACKNOWLEDGEMENT

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 10th day of December, 2014, before me, a Notary Public in and for the State of Washington, personally appeared Lisa Picard, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that he/she was authorized to execute the instrument, and acknowledged it as the Manager of 400 Fairview LLC, to be the free and voluntary act and deed of said limited liability company for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Marlene S. Bailey Notary Public in and for the State of Washington, residing at Seattle, WA My commission expires: 4/18/2016 Marlene Bailey [Type or Print Notary Name]

TENANT ACKNOWLEDGEMENT

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 9th day of December, 2014, before me, a Notary Public in and for the State of Washington, personally appeared Evan Fein, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that he/she was authorized to execute the instrument, and acknowledged it as the CFO of IMPINJ, INC., to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Stacy L. Jones Notary Public in and for the State of Washington, residing at Seattle, WA My commission expires: 3/17/18 Stacy L. Jones [Type or Print Notary Name]

Exhibit A

FLOOR PLAN

Exhibit B

PROPERTY LEGAL DESCRIPTION

LOTS 1 THROUGH 5, BLOCK 4, FAIRVIEW HOMESTEAD ASSOCIATION, FOR THE BENEFIT OF MECHANICS AND LABORERS, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 1 OF PLATS, PAGE(S) 119, IN KING COUNTY, WASHINGTON, AND LOT 12, BLOCK 4, SORENSON’S ADDITION TO THE CITY OF SEATTLE, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 1 OF PLATS, PAGE(S) 218, IN KING COUNTY, WASHINGTON, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE EAST MARGIN OF FAIRVIEW AVENUE NORTH, SAID POINT BEING THE SOUTHWEST CORNER OF LOT 5, BLOCK 4, FAIRVIEW HOMESTEAD ASSOCIATION, FOR THE BENEFIT OF MECHANICS AND LABORERS, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 1 OF PLATS, PAGE(S) 119, RECORDS OF KING COUNTY, WASHINGTON, AND BEARING NORTH 00°54’01” EAST A DISTANCE OF 30.00 FEET FROM THE CENTERLINE OF HARRISON STREET; THENCE NORTH 00°54’01” EAST ALONG SAID EAST MARGIN A DISTANCE OF 360.00 FEET TO THE SOUTH MARGIN OF REPUBLICAN STREET; THENCE SOUTH 89°06’14” EAST ALONG SAID MARGIN A DISTANCE OF 119.67 FEET TO THE WEST MARGIN OF AN ALLEY; THENCE SOUTH 00°53’23” WEST ALONG SAID MARGIN A DISTANCE OF 360.00 FEET TO THE SOUTHEAST CORNER OF SAID LOT 5; THENCE NORTH 89°06’15” WEST ALONG THE SOUTH LINE OF SAID LOT 5 A DISTANCE OF 119.75 FEET TO THE TRUE POINT OF BEGINNING;

EXCEPT THAT PORTION THEREOF CONVEYED TO THE CITY OF SEATTLE BY WARRANTY DEED RECORDED UNDER RECORDING NUMBER 20090318001278.

SUBJECT TO ALL MATTERS OF RECORD FROM TIME TO TIME

B-1

Exhibit C

TENANT IMPROVEMENT WORK LETTER

TENANT BUILDS

1. Work Letter Definitions. Capitalized Terms used in this Work Letter and not defined herein shall have the meanings given in the Lease. The following terms, as used in this Exhibit C and elsewhere in the Lease, shall have the following meanings:

(a) “Allowance” has the meaning given in Paragraph 3 below.

(b) “Architect” means an architect or space planner selected by Tenant and approved by Landlord which approval shall not be unreasonably withheld.

(c) “Building Standard Materials” means materials that are consistent in terms of quantity and quality with the standards established by Landlord for interior improvements in the Building from time to time. All Tenant Improvements must be equal to or better than the Building Standard Materials.

(d) “CAD” means a computer assisted design format reasonably acceptable to Landlord.

(e) “Construction Contract” means the contract between the Tenant and the Contractor.

(f) “Construction Drawings” has the meaning given in Paragraph 5 below.

(g) “Contractor” means the contractor selected by Tenant to complete the Tenant Improvements and approved by Landlord which approval shall not be unreasonably withheld. The Contractor must be bondable and have experience with green building techniques and requirements.

(h) “FF&E” means Tenant’s furniture, fixtures and equipment including workstations, demountable partitions, office equipment, telecommunications equipment and cabling.

(i) “Space Plan” has the meaning given in Paragraph 4 below.

2. Architect. Tenant shall retain the Architect and shall cause the Architect to design the Tenant Improvements, to complete the Space Plan and the Construction Drawings and to obtain all required building or other permits to allow construction of the Tenant Improvements in the Premises. Tenant or Architect, on Tenant’s behalf, shall retain the consultants designated by Landlord to design and engineer any changes to the Building’s structural, mechanical, electrical, plumbing, life safety, sprinkler, and HVAC systems included in the Tenant Improvements. Tenant and Architect are solely responsible for ensuring that the Tenant Improvements comply with all applicable Laws and are consistent with existing conditions in the

Premises and the Base Building and comply with any applicable fire-safety and insurance requirements. Landlord shall provide Tenant and its Architect with draft plans for the Base Building and will direct Landlord’s architect to coordinate with the Architect in connection with preparation of the Space Plan and Construction Drawings. All fees payable to Landlord’s architect to coordinate with Architect shall be deducted from the Allowance.

3. Payment for Tenant Improvements.

(a) Tenant’s Responsibility. Tenant shall pay for all costs designing, permitting and constructing the Tenant Improvements except that Landlord shall contribute the amount of the Allowance as provided below. Landlord shall not be required to advance any of Landlord’s funds to pay the cost of Tenant Improvements except as provided below. If any lien is filed against the Property or the Premises relating to the Tenant Improvements, Landlord may require Tenant to suspend or terminate construction of the Tenant Improvements until such lien is resolved, by bond or payment. Landlord may elect to disburse the Allowance directly to the Contractor, subcontractors, architects or engineers.

(b) Reimbursement and Compensation for Landlord Expenses. Tenant shall reimburse Landlord for all out-of-pocket costs incurred by Landlord in connection with the design and review of the Space Plan and Construction Drawings and for coordination and oversight of Tenant’s construction and installation of the Tenant Improvements. If Tenant retains Landlord’s Contractor to construct the Tenant Improvements, Landlord shall not charge Tenant any administrative or oversight fee in connection with the Tenant Improvements. If Tenant does not retain Landlord’s Contractor to construct the Tenant Improvements, Tenant shall pay Landlord an administrative and oversight fee equal to two percent (2%) of the cost of the Tenant Improvements. Landlord may obtain any reimbursement or payment required hereunder by deducting such amount from the Allowance.

(c) Cost of the Tenant Improvements. The cost of the Tenant Improvements shall include all out of pocket costs associated with the design, permitting and construction of the Tenant Improvements, including, without limitation, building permit fees, payments to Architect and any other engineering or design consultants for services, premiums for insurance and bonds, permit costs, inspection fees, labor and materials, and sales tax (“collectively, the “Tenant Improvement Costs”). Prior to commencing work on the Tenant Improvements, Landlord and Tenant, both acting reasonably, shall prepare an agreed estimate of the Tenant Improvement Costs. If the Tenant Improvement Costs are reasonably anticipated to exceed the Allowance, Landlord may withhold authorization for work to proceed until Tenant has furnished Landlord with reasonable evidence that Tenant has made suitable provision to pay all of the Tenant Improvements Costs in excess of the Allowance and to discharge any liens that may arise therefrom.

(d) Allowance. After Tenant has paid all costs of the Tenant Improvements in excess of the Allowance, Landlord shall pay to or on behalf of Tenant an improvement allowance in the amount set forth in the Lease Summary (the “Allowance”) to reimburse Tenant for a portion of the costs incurred by Tenant in connection with its initial Tenant Improvements to the Premises. In addition to the Allowance, if not paid prior to execution of this Lease, Landlord shall pay a space planning allowance in the amount of Ten Thousand Two Hundred

Seventy-five Dollars ($10,275) to Weaver Architects for work on test fits and initial space planning. Tenant must spend the Allowance and request disbursement within one (1) year after the Commencement Date. The Allowance may only be spent on Tenant Improvement Costs; provided, however, if the entire Allowance is not used on Tenant Improvement Costs and Tenant Improvements have been completed in all of the Initial Premises, Tenant may use up to Seven and 00/100 Dollars ($7.00) per square foot of the Initial Premises of the remaining Allowance to install cabling and to purchase and install FF&E. If the cost of the Tenant Improvements exceeds the Allowance, all additional costs shall be Tenant’s responsibility.

(e) Disbursement. The Allowance shall be paid by Landlord to Tenant or its contractor in multiple draws (but not more frequently than once a month) based on work completed and expenses incurred prior to the date of a draw request. Each disbursement shall be equal to the total costs incurred to date for which the supporting documentation described below has been submitted multiplied by a percentage equal to the Allowance divided by the total anticipated cost of the Tenant Improvements, less a five percent (5%) retainage.

Each disbursement will be processed and paid to Tenant or its Contractor, subcontractors or suppliers within thirty (30) days after all of the following conditions have been satisfied: (a) completion of Tenant Improvements to be paid for by the draw proceeds substantially in accordance with the plans approved by Landlord, (b) Landlord’s receipt of invoices for the costs and expenses for which payment is sought, including such appropriate back-up documentation as Landlord may reasonably request, (c) Landlord’s receipt of conditional lien releases from all contractors, subcontractors and suppliers with respect to the work to be paid for from the draw request, and (d) Landlord’s receipt of final lien releases from all contractors, subcontractors and suppliers with respect to the work covered by the prior draw request.

The final draw request including the retainage shall not be disbursed until all of the following conditions have been satisfied: (i) completion of Tenant Improvements in the entire Initial Premises substantially in accordance with the plans approved by Landlord, (ii) Landlord’s receipt of invoices for all costs and expenses for which reimbursement is sought, including such appropriate backup documentation as Landlord may reasonably request, (iii) Landlord’s receipt of final lien releases from all contractors, subcontractors and suppliers, and (iv) Landlord’s receipt of as-built plans for the improvements, the O&M manual, and a copy of Tenant’s certificate of occupancy or other evidence that the City of Seattle has signed off on all construction and has authorized Tenant to occupy the Premises

(f) Restrictions. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be obligated to disburse any portion of the Allowance during the pendency of any of the following: (i) Landlord has received written notice of any unpaid claims relating to any portion of the work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (ii) there is an unbonded lien outstanding against the Property or the Premises or Tenant’s interest therein as a result of the work performed by Tenant, (iii) the conditions to the advance of the Allowance are not satisfied, or (iv) there is an Event of Default by Tenant then outstanding under this Lease.

(g) Additional TI Costs. If Tenant uses the entire Allowance on Tenant Improvement Costs then Landlord shall, at Tenant’s option, provide an additional cash allowance (the “Additional Advance”) in the amount of up to Fifteen Dollars ($15.00) per square foot of Rentable Area in the Premises, to be amortized and repaid over the Initial Term of the Lease on a straight-line basis, together with interest at a rate of ten percent (10.00%) per annum. If Tenant elects to use the Additional Advance, Tenant shall notify Landlord in writing and the parties shall execute at Landlord’s option, an amendment to this Lease to memorialize the new rent schedule including the amortization of the Additional Advance or a promissory note in the amount of the Additional Advance. Landlord shall have no obligation to disburse the Additional Advance until such amendment or promissory note is executed and delivered. The Additional Advance may only be used for Tenant Improvements in the Initial Premises and may not be used for FF&E or later Alterations. The Additional Advance may be prepaid at any time, in which case the parties shall execute such documentation as is reasonably required to evidence and reflect such prepayment.

4. Completion of Plans.

(a) Space Plan. Tenant shall cause the Architect to develop a space plan showing the layout of the Tenant Improvements with a designation of all offices, rooms and other partitioning, their intended use, and a general description of the equipment to be contained therein (the “Space Plan”). Landlord shall, review, comment on and return the Space Plan to Tenant. Landlord’s failure to respond to the Space Plan shall not constitute approval by Landlord of the design or specifications shown thereon. After the Space Plan is approved by Landlord, Tenant shall cause Architect to complete the Construction Drawings pursuant to the following paragraph. If the Space Plan is returned to Tenant with corrections or comments, Tenant shall cause Architect to revise the Space Plan, taking into account Landlord’s reasonable corrections and comments, and shall resubmit a revised Space Plan to Landlord. The same procedure shall be repeated until Landlord approves the Space Plan.

(b) Construction Drawings. Tenant shall cause Architect to prepare a final and complete set of plans (including architectural, structural, mechanical, electrical and plumbing) and specifications describing all finishes in a form which is sufficiently detailed to submit for permits, and serve as the basis for a contractor to complete the Tenant Improvements (the “Construction Drawings”). The Construction Drawings shall be consistent with and a logical extension of the Space Plan approved by Landlord. Tenant shall deliver to Landlord two (2) sets of full size prints of the Construction Drawings. Tenant shall also deliver to Landlord the Construction Drawings in an electronic format acceptable to Landlord. Landlord shall review, comment on, and return the Construction Drawings to Tenant. Landlord’s failure to respond to the Construction Drawings shall not constitute approval by Landlord of the design or specifications shown thereon. If the Construction Drawings are returned to Tenant with comments or corrections, Architect shall revise the Construction Drawings, taking into account Landlord’s reasonable comments and corrections and shall resubmit revised plans to Landlord for review. The same procedure shall be repeated until Landlord approves the Construction Drawings. When the Construction Drawings are approved by Landlord and Tenant, the parties shall each acknowledge their approval by signing or initialing each sheet of one copy of Construction Drawings. Tenant shall provide Landlord with a sufficient number of copies to allow Landlord to price the Landlord’s Work. Tenant shall submit the approved Construction Drawings to the City of Seattle for permitting.

(c) Tenant Modifications. If necessary, Tenant shall cause Architect to update the Construction Drawings to address any reasonable comments or concerns raised by Landlord during the review and permitting process, to obtain permits and to correct any omissions or inconsistencies identified during the bidding or construction process. Tenant shall not modify the Tenant Improvements specified in the approved Construction Drawings without first obtaining Landlord’s prior written consent, which shall be subject to the terms of Paragraph 5 below. If Tenant desires to or is required by any governmental authority to change or revise the Tenant Improvements specified by the approved Construction Drawings, Tenant shall submit such change in writing for Landlord’s approval, which shall be subject to the terms of Paragraph 5 below. Any request for a change shall be accompanied by plans, specifications and details as may be required to fully identify and quantify such changes. If Landlord approves such changes, then Tenant shall provide Landlord with a revised set of Construction Drawings incorporating the changes. Tenant shall be responsible for all costs of such changes and the time needed to prepare revised plans and institute the changes shall be Tenant Delay. The actual cost of any approved changes shall be paid by Tenant to Landlord upon demand, unless the Allowance is sufficient to pay such costs.

5. Landlord’s Responsibilities; Standard for Approvals. Landlord shall not be required to provide any services in connection with the Tenant Improvements except as described in this Work Letter. Except as provided herein, any equipment or work provided by Landlord for or at the request of Tenant shall be at the expense of Tenant. Landlord shall respond to each submission of plans or any requested change to previously approved plans within ten (10) calendar days. In any instance in which Landlord’s approval of any plans or changes is required, such approval shall not be unreasonably withheld except that Landlord reserves the right to approve in its sole discretion any elements of the Space Plan, Construction Drawings or modifications thereto that (a) affect the structural portions of the Building or its electrical, plumbing, mechanical, HVAC, security, communications and life safety systems; (b) affect the exterior appearance of the Building; (c) are visible from outside the Premises; (d) do not comply with applicable Laws, (e) trigger any requirement for upgrades or code compliance in any other part of the Building, or (f) are not consistent with the Green Standards. Tenant acknowledges and agrees that Landlord’s review and approval of the Space Plan and Construction Drawings are solely for the benefit of Landlord and to protect the interests of Landlord in the Building and the Premises, and Landlord shall not be the guarantor of, nor in any way or to any extent responsible for, the correctness or accuracy of the Space Plan or Construction Drawings or of the compliance of the Space Plan or Construction Drawings with applicable Laws or of the conformance or compatibility of the Space Plan or Construction Drawings with existing conditions or the base Building.

6. Completion of Tenant Improvements. The Tenant Improvements shall be designed, constructed, installed or provided by Tenant in accordance with this Exhibit and the construction rules, regulations and procedures adopted by Landlord from time to time with respect to construction in the Building. Tenant shall be solely responsible for bidding the Tenant Improvement work. Landlord’s Contractor shall be included on Tenant’s bid list for the Tenant Improvements.

(a) Existing Conditions. Prior to commencement of construction of the Tenant Improvements, Tenant shall require and be solely responsible for ensuring that its Contractor or the Architect, and its engineers and contractors verify all readily apparent existing conditions in the Building, insofar as they are relevant to, or may affect, construction of the Tenant Improvements. Tenant shall be solely responsible for the completeness of all plans for the Tenant Improvements and for conformity of the plans with the Base Building and applicable Laws. Notwithstanding that the Construction Drawings may be reviewed or approved by Landlord and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s agents or representatives, Landlord shall not be responsible for any omissions or errors contained in the Construction Drawings. Tenant shall be solely responsible for, and Landlord specifically reserves the right to require Tenant to make at any time and from time to time during the construction of the Tenant Improvements, any changes to the Space Plan and/or the Construction Drawings necessary (i) to obtain any permit, (ii) to comply with all applicable Laws, (iii) to achieve the compatibility, as reasonably determined by Landlord, with the Base Building, (iv) to avoid impairing or voiding any third-party warranties, (v) to respond to existing conditions, or (vi) to comply with the terms of this Lease.

(b) Contract. Tenant shall enter into a commercially reasonable form of Construction Contract with Contractor for construction of the Tenant Improvements containing industry standard warranties and remedies. Tenant shall not agree to any substantial change orders without Landlord’s prior written consent (which shall be subject to the standards set forth in Paragraph 5 above). Prior to entering into the Construction Contract, Tenant shall submit to Landlord a list of proposed subcontractors by trade together with a draft of the Construction Contract. Landlord may require Tenant to contract with Landlord’s base building subcontractors for any mechanical, electrical, plumbing, life safety, structural, and HVAC work in the Premises. Landlord shall review and approve or provide comments on the draft Construction Contract, subcontracts and the list of proposed subcontractors, within a 10 days’ time after Landlord’s receipt thereof but silence shall not be deemed to be approval. Neither Tenant nor Contractor shall use subcontractors other than those on the list approved by Landlord without Landlord’s consent.

(c) Construction Meetings. Prior to commencing work in the Premises, Tenant shall schedule a meeting with Landlord and its architect, Contractor and Architect to review in detail the scope of work, schedule, and procedures and other details to ensure that the work may proceed without material disturbance to Landlord or other tenants working on improvements in their premises. Thereafter, the same representatives shall meet as needed to plan and discuss progress. Landlord shall be entitled to participate in the regularly scheduled meetings with Tenant’s construction team.

(d) Access. Landlord shall provide Tenant with access and entry to the Premises only after Tenant has provided (i) proof of all insurance required hereunder by Tenant and the Contractor and its subcontractors, (ii) copies of all permits necessary for construction of the Tenant Improvements, and (iii) copies of the final Construction Drawings and the executed Construction Contract. Landlord may immediately suspend Tenant’s right of access at any time if a default occurs under the Lease. Upon and following any entry into the Premises by Tenant prior to the commencement of the Term, Tenant shall perform all of the obligations of Tenant applicable under the Lease during the Term except for the obligation to pay Rent which shall commence as stated in the Lease. In addition to the indemnity obligations of Tenant under the Lease, Tenant shall indemnify, defend and protect Landlord and hold Landlord harmless from and against any and all claims, proceedings, losses, costs, damages, fines, penalties, causes of action, liabilities, injuries or expenses arising out of or related to claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the presence in the Premises or the Building of Tenant’s contractors, subcontractors, materialmen, or representatives or the activities of Tenant or its contractors, subcontractors, materialmen, or representatives in or about the Premises or Building during the construction period, such indemnity to include, without limitation, the obligation to provide all costs of defense against any such claims. This indemnity shall survive the expiration or sooner termination of the Lease.

(d) Site Rules. Tenant shall ensure that all the provisions and conditions contained or imposed in this Exhibit C are observed and performed by all designers, contractors and trades engaged by Tenant. All contractors, subcontractors and materialmen shall be subject to prior approval by Landlord and shall be subject to the administrative supervision of Landlord and any construction rules or regulations imposed by Landlord. All Tenant Improvements shall be handled in such a manner so as not to interfere with or delay any other work occurring in the Building. All contractors, subcontractors and materialmen shall take all necessary steps to insure, so far as may be possible, the progress of the work without interruption on account of strikes, work stoppage or similar causes for delay. If Tenant’s contractors or subcontractors do not promptly cause any pickets to be withdrawn and any other disruptions to the operations of the Building promptly to cease, or if Landlord notifies Tenant that Landlord has in good faith concluded that picketing or other disruptive activities are an imminent threat, Tenant shall immediately cause the withdrawal from the job of all its contractors, subcontractors or materialmen involved in the dispute.

(e) Insurance. Tenant shall cause Tenant’s contractor and all subcontractors to maintain all insurance required by Landlord for contractors working in the Building.

(f) Security. Tenant shall be entirely responsible for the security of the Premises during construction and Landlord shall not be liable for any loss or damage suffered by Tenant.

(g) Fire Safety During Construction. Safeguards shall be implemented to provide reasonable safety to life and property from fire during construction, alteration and demolition operations. These safeguards shall comply with all applicable fire codes.

7. Landlord’s Access. Landlord shall have the right to observe the construction of the Tenant Improvements and to inspect the Tenant Improvements. Tenant shall notify Landlord of all construction meetings relating to the Tenant Improvements and Landlord has the right, but not the obligation, to attend all such meetings. Tenant shall provide Landlord with a copy of all minutes taken at such meetings. Tenant shall cause any party performing any part of the Tenant Improvements to cooperate fully and promptly with Landlord. If Tenant fails to comply with Landlord’s requests for cooperation then Landlord may require Tenant to cease work in the Premises. Landlord’s failure to inspect the Tenant Improvements shall not waive any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. If Landlord disapproves any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be promptly corrected by Tenant at no expense to Landlord.

8. Designation of Construction Representatives. Tenant hereby designates             as its representative in connection with the design and construction of the Tenant Improvements and Landlord shall be entitled to rely upon the decisions and agreements made by such representative as binding upon Tenant. Landlord hereby appoints Cathy Dempsey to act on its behalf and represent its interests with respect to all matters requiring Landlord action in this Work Letter. Either party may change its construction representative hereunder upon delivery of at least five (5) days prior written notice thereof to the other party. Tenant acknowledges and agrees that no other person claiming to act on behalf of Landlord is authorized to do so. Tenant further acknowledges that Landlord’s construction representative is authorized to approve plans and make decisions regarding construction but is not authorized to amend or modify the Lease or to increase the amount of the Allowance or contribute any additional Landlord funds toward the cost of the Tenant Improvements. No consent, authorization or other action shall bind Landlord unless in writing and signed by Landlord’s construction representative. If Tenant complies with any request or direction presented to it by anyone else claiming to act on behalf of Landlord, such compliance shall be at Tenant’s sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Exhibit and Landlord shall have the right to enforce compliance with this Exhibit without suffering any waiver, dilution or mitigation of any of its rights hereunder.

9. Obligation to Provide As-Built Plans. Within thirty (30) days after completion of the Tenant Improvements, Tenant shall cause Architect to provide Landlord with a complete set of reproducible plans and specifications reflecting the actual conditions of the Tenant Improvements and Tenant’s Work as constructed in the Premises, together with an electronic copy of such plans in the CAD format. Tenant shall also cause Contractor to provide a complete O&M manual for the Tenant Improvements to Landlord.

10. Schedule. Tenant acknowledges that if Tenant does not retain Landlord’s Contractor as the Contractor, Tenant is solely responsible for completing its Tenant Improvements in a timely manner and that Landlord’s only obligations are those set forth in this Work Letter and in the Lease and that Tenant shall be solely responsible for ensuring that design and construction of the Tenant Improvements progresses on schedule. If Tenant retains Landlord’s Contractor as the Contractor, the Tenant Improvements shall be deemed to be substantially complete when Tenant would be legally permitted to occupy the Premises but for the need to complete installation of Tenant’s FF&E, but in any event no later than the date on which Tenant takes occupancy and begins operations in the Premises. Substantial completion shall have occurred even though minor details of construction, balancing decoration, and mechanical adjustments remain to be completed by Landlord. No part of the FF&E shall be considered in determining whether the Tenant Improvements are substantially complete. If substantial completion of the base Building or the Tenant Improvements is delayed as a result of any of the following causes, such delay shall be considered a “Tenant Delay”:

(a) Tenant’s failure to submit Construction Drawings to Landlord by December 31, 2014;

(b) Tenant’s failure to obtain any required permits to allow construction of the Tenant Improvements on or before April 17, 2015;

(c) Changes requested by Tenant after approval of the Construction Drawings by Landlord and changes required due to deficiencies in the Construction Drawings;

(d) Any delays in starting construction due to Tenant’s disapproval of any contractor’s or subcontractor’s bids or the need to revise bids or Construction Drawings to reduce costs or Tenant’s failure to pay any sum when due hereunder;

(e) Tenant’s request for materials, finishes or installations which have a long lead time or that take longer to install or complete than Building Standard Materials;

(f) Tenant’s failure to comply with its obligations under the Lease or this Exhibit;

(g) An Event of Default by Tenant under the Lease or the existence of any event or condition which, with the passage of time or the giving of notice or both would constitute an Event of Default;

(h) Any changes to the base Building required by the Construction Drawings; or

(i) Delays caused by any acts or omissions of Tenant or its agents or employees.

If any Tenant Delay occurs, the date of substantial completion shall be the date on which substantial completion would have occurred but for the Tenant Delay. Tenant acknowledges that the length of any Tenant Delay is to be measured by the duration of the delay in substantial completion caused by the event or conduct constituting Tenant Delay, which may exceed the duration of such event or conduct due to the necessity of rescheduling work or other causes.

11.Reasonable Cooperation. Landlord may permit Tenant to construct portions of the Tenant Improvements at the same time as Landlord is constructing portions of the Base Building. If Landlord permits such early access, Tenant shall cooperate fully and promptly with Landlord.

Exhibit C-1

LANDLORD’S WORK

“Base Building”

400 Fairview LLC

BUILDING COMPONENT	DESCRIPTION	LANDLORD’S WORK	TENANT’S WORK
HEALTH AND ENVIRONMENT

LEED Certification	LEED Gold	X	Optional

GARAGE

Bicycle Storage	Card access to chain-link fenced area (3 sides chain link 1 GWB). Parking for 128 bicycles.	X	—

Locker Rooms	Fully finished men’s and women’s locker rooms including sinks, showers, and sauna	X	—

Garage Elevators	Two (2) MRL passenger elevators; Manufacturer standard finishes. 3500# elevator capacity, 200fpm	X	—

Garage Elevator Lobbies	Glazed aluminum entrance doors. Concrete floors. Painted GWB walls.	X	—

Parking Ratio (Subject to City of Seattle approval)	Office Ratio: 1.3/1000 rsf Retail Ratio: 2.0/1000 rsf	X Office: 417 stalls Retail: 45 stalls	—

GROUND FLOOR

Secured Level 1 Office Elevator Lobby	Mix of wood, stone, tile, GWB and/or metal	X	—

Passenger Elevators	(5) 3500# MRL high-rise passenger elevators. 500 fpm. Custom elevator finishes. Destination dispatch. Provide elevator doors, frames, plus call buttons and lanterns. Landlord to install fire/smoke doors if required by code. Provide card readers in all passenger elevator cabs.	X	—

Landlord Service Elevator / Tenant Swing Elevator	(1) 4500# MRL high-rise ‘swing’ elevator. 350 fpm. Standard elevator finishes	X	—

Mail room	Located on Level One	X	—

Fully finished restrooms		X	—

Floors	Polished concrete	X	—

Walls	Ceramic tile wainscot/GWB	X	—

C-1

BUILDING COMPONENT	DESCRIPTION	LANDLORD’S WORK	TENANT’S WORK
Ceilings	ACT	X	—

Toilet partitions	Painted, floor mounted	X	—

Accessories	Stainless steel	X	—

Countertops	Solid Surface	X	—

Mirrors	Full width	X	—

Exit Stairs		X	—

Stairs	Metal Stairs—treads concrete filled	X	—

Walls	Painted GWB	X	—

Lighting	To meet code	X	—

Core doors and hardware	Painted wood doors & hollow metal frames	X	—

Card Readers	Card readers at South Vestibule Entry Door, West Vestibule Entry Door, Office Elev. Lobby Entry Door. All other areas doors to non-public areas will have card reader compatible frames and hardware	X Card reader or compatible frames & hardware	X Card readers into nonpublic areas

Loading Dock	One (1) 35’ loading dock off alley w/ access to service elevator. Trash & recycling compactor located in loading area.	X	—

Alley Loading Berths	Four (4) 25’ loading berths located in-line adjacent to alley.	X	—

OFFICE TENANT FLOORS

Tenant Floor Elevator Lobbies	Full floor tenant will build out lobby finishes	—	X

Floor to Floor Heights	12-0”	X	—

Exit Stairs	Metal Stairs—treads concrete filled	X	—

Perimeter Walls & Ceilings	Provide perimeter walls complete with required framing, vapor barrier insulation and fire-safing. Perimeter gyp board—fire taped—and window sills installed. Concrete core walls and columns do not require stud framing—finish will be “as cast” with removal of form fins	X	—

C-2

BUILDING COMPONENT	DESCRIPTION	LANDLORD’S WORK	TENANT’S WORK
Core walls	Core stud walls will receive drywall to structure and rated walls will be fire-taped if required by code. Concrete core walls will be left as exposed concrete—finish will be “as cast” with removal of form fins	X	—

Cast Concrete Ceiling Finish	As cast with removal of form “fins”. Ceilings (underside of floor deck above) may be left as cast concrete unless otherwise required by code. All permanent building elements will be held as tight as possible to the structural ceiling above to allow the Tenant’s installation of an acoustical ceiling at 9’-0”. Ceiling heights in the side core at DOAS unit locations will be 8’-6”	X	—

Lighting	At all shell & core rooms, garage and stairwells	X	—

	At all Tenant spaces		X

Elevator doors finish Office Elevators	Satin steel finish doors and frames	X Primed only	X Painted

Fully finished restrooms	Fixture quantities will be per code requirements.	X Core restrooms per original design	—

Doors	Restroom door orientation to be ingress=push and egress=pull.	X	—

Floors	Ceramic tile	X	—

Walls	Ceramic tile wainscot/GWB painted	X	—

Ceilings	ACT	X	—

Toilet partitions	Painted steel, floor mounted	X	—

Accessories	Stainless steel	X	—

Countertops	Solid Surface	X	—

Mirrors	Full width at counter top	X	—

Janitor Hose bibb	Under sink. Landlord to provide hose bib in men’s restroom on any floors without dedicated janitor closet	X	—

Non-concrete areas	Fire tape per code at non-perimeter walls	X	—

C-3

BUILDING COMPONENT	DESCRIPTION	LANDLORD’S WORK	TENANT’S WORK
Columns / shear walls	Concrete core walls and columns will be left as exposed concrete. Finish will be “as cast’ with removal of form fins	X	—

Perimeter framing / drywall	Exterior sills / walls	Fire taped

Aluminum Sill	At perimeter windows	X

Electrical & telephone rooms	Provide at each floor with: - Walls taped and primed. - Concrete walls unfinished. - Concrete floors sealed. - Hollow metal doors and hollow metal frames primed both sides	X	X Paint hollow metal doors and frames

Interior shades/blinds	Tenant will furnish and install mechoshade type window coverings, as needed. Final spec and color to be approved by LL.	--	X

GRAPHICS & SIGNAGE

Code required signage	—	X for Shell & Core	X For TI

Interior way-finding	Lobby directory, retail market hall, & parking garage	X for Shell & Core	—

Exterior building identity signage and wayfinding		X for Shell & Core	--

STRUCTURAL

Floor loading	Perimeter & field: 50 psf live, 20 psf dead. See structural drawings load maps for more specific load designations.	X	—

MECHANICAL & PLUMBING SYSTEMS

Rooftop & central plant equipment	—	X	—

Energy management system (DDC)	—	X for Shell & Core	—

HVAC System	—	—	—

C-4

BUILDING COMPONENT	DESCRIPTION	LANDLORD’S WORK	TENANT’S WORK

Base Building Office Cooling Infrastructure Design Loads

Equipment Load-2.5 W/5F @ 85% Diversity

Lighting load = 0.9 W/SF

People = 142/SF

Level 2 - 49 Tons

Level 3 - 57 Tons

Level 4 - 37 Tons

Level 5 - 37 Tons

Level 6 - 42 Tons

Level 7 - 42 Tons

Level 8 - 42 Tons

Level 9 - 42 Tons

Level 10 - 42 Tons

Level 11 - 42 Tons

Level 12 - 42 Tons

Level 13 - 37 Tons

		X	X Supplemental Cooling (if any)

Vertical distribution (hydronic)	Vertical risers for heating, chilled, and condenser water from central plant. Single set of piping stubbed out at ea. floor with shut-off. Heating and chilled water to flrs 2-13	X	—

Horizontal distribution (hydronic)	Heating and chilled beam piping mains including chilled beam pump and mixing valves distributed on Floors 2-13 per shell & core plans	X Main only	X All other piping

Dedicated outside air system	Ceiling mounted air handling units with heat recovery delivering 100% outside air. Outside air system provides core restroom exhaust and has capcity for tenant general exhaust or additional tenant restroom	X	—

HVAC horizontal ductwork		X Backbone only	X TI air distribution

HVAC Controls	Current design consistent of current state of the art (2013), BACNET compatible with web interface, limitless users, fully programmable, scalable system.	X	X Control valves to connect to LL installed HVAC controls system

Hydronic chilled Beams	10’ chilled beams provided based on 284 USF/beam Chilled beam provided is Barcol 450	X

Plumbing	Waste and vent and vent risers available at gridlines 3 & 10. Water riser available at restroom core. Tenant shall provide domestic hot water heaters as required.	X	X Hot water heaters for non- care bathrooms if needed

C-5

BUILDING COMPONENT	DESCRIPTION	LANDLORD’S WORK	TENANT’S WORK
ELECTRICAL SYSTEM

Baseline: Electrical Busway with Hydronic Heating	To support floors 2 through 13 a 2400A tenant bus	X 2400A	—

Power Backbone	Provided for Tenant use: - 480/277 volt busway - Level 2: Bus plugs are 175A, transformer is 112.5 kVA - Levels 3-12: Bus plugs are 110A, transformer is 75 kVA - Level 13: Bus plugs are 70A, and transformer is 45 kVA	X	—

Transformed power for tenant plug load	Demand Load: 1.5 w/sf Infrastructure: 4.0 w/sf	X	—

Power for lighting	Demand .9 w/sf infrastructure: 1.0 w/sf	X Per Code	—

Additional capacity at riser (not transformed)	670A spare Capacity on Office Busway; 550kW capacity available on Office Riser, to be allocated across all tenants. Spare capacity can be accessed from any office floor.	X Vertical Pathway Only	X Bus Plugs, Transformers

Lighting at Common Areas	Provide the following: Common area lighting and related controls, including: Level 1 common lobbies, rooms and corridors; loading dock berths, platform and corridors; restrooms, electrical rooms; stairs, elevators, terraces, and exterior. Restrooms and stairwells to be controlled by occupancy sensors. Exit signs as required at common areas and at garage.	X	—

Lighting at Office Floors	Provide the following: Code required emergency and exit lighting for Shell and Core.	X For S&C	X For TI per LL Spec

Branch circuit power distribution per floor for lighting and plug load	Level 2-13: Bus plug, transformer and electrical panel are provided in the main electrical room (south) including a feeder to a panel in the north electrical room. Level 2-12: 2 panels are provided, one in each electrical room. Each panel has provisions for a second, identical, adjacent panel to be provided by tenant if desired. Level 13: Only 1 panel is provided in the south electrical room	—	X

C-6

BUILDING COMPONENT	DESCRIPTION	LANDLORD’S WORK	TENANT’S WORK
Fire alarm system and control panels per code

Provide the following:

- Base building fire alarm system complete and approved by inspection agency.

- Code required fire alarm panel and connection of the main system to a 24 hour monitoring service.

- Provide all fire alarm devices for shell & core condition

- Fire panel with adequate capacity for tie-in of future Tenant’s devices.

Tenant’s fire alarm devices, distribution and connection to the Shell & Core fire alarm panel are the Tenant’s responsibility as part of the Tenant’s Work.

		X for Shell & Core	X for TI

Metering		X for Shell & Core	X for TI

Digital Lighting Control		X for Shell & Core	X for TI

Telecoms/data systems		X Vertical Pathway Only	X for TI

LIFE SAFETY/SECURITY

Sprinkler System	Mains and branch lines installed through or below bottom of floor framing. Upturned quick response heads providing required coverage to obtain shell TCO and meeting NFPA 13 requirements. Tenant is responsible for modifications to the fire sprinkler system to meet the code requirements for Tenant improvements.	X for Shell & Core	X for TI

Emergency generator	As part of Shell & core, additional capacity for Tenant use is available, however tenant’s use of emergency generator power will be load shed if and when the fire pump is operating with emergency power. Tenant agrees to indemnify Landlord for any and all connections to Landlords emergency generator which will be further described in the lease	X for Shell & Core	X To the extent extra capacity is available

Monitored access system for building entrances, stairwells, elevator cabs, and parking entry	Provide conduit, pathway, and door locking hardware at all stairwells (stairwell side only)	X	—

C-7

BUILDING COMPONENT	DESCRIPTION	LANDLORD’S WORK	TENANT’S WORK
OTHER

Landscaping	Site, podium terraces, rooftop terraces	X	--

ADA	Per code at time of building permit	X for Shell & Core	X for TI

IT Pathway and vaults	Provide the following:	—	—

	Shared Garage Level communications/demark room.	X	—

	Major telecommunication providers will have access to the building.	X	—

C-8

Exhibit D

CONFIRMATION CERTIFICATE

This Confirmation of Lease is made as of             , 20            , by             , a             (“Landlord”), and             , a             (“Tenant”), who agree as follows:

1. Landlord and Tenant entered into a lease dated             , 201    , in which Landlord leased to Tenant and Tenant leased from Landlord the premises described in the Lease (“Premises”). All capitalized terms herein are as defined in the Lease.

2. Pursuant to the Lease, Landlord and Tenant agreed to and do hereby confirm the following matters as of the date hereof:

a.	Commencement Date: , 20 ;

b.	Termination Date: , 20 ;

c.	The initial monthly Base Rent under the Lease, subject to adjustments as provided in the Lease, is $ .00. Base Rent and Operating Cost payments will commence on , 20 ;

d.	Premises Rentable Area: ;

e.	Building Rentable Area: :

f.	Tenant’s Share: ;

g.	Date on which the Premises were ready for construction of Tenant Improvements: .

3. Tenant confirms that it has accepted possession of the Premises as provided in the Lease and the improvements required to be furnished by Landlord under the Lease have been completed to Tenant’s satisfaction (subject to any punch list items of which Tenant has notified Landlord in writing in accordance with the Lease and a copy of which is attached hereto).

Landlord:	Tenant:

By:	By:

Its:	Its:

D-1

EXHIBIT E

TERMINATION FEE CALCULATION

I.	Assuming that Tenant does not lease any space under Section 1.1.1 of the Lease, the Termination Fee shall be equal to the sum of each item (A-H) included in the table below and further described in the associated schedule below:

Early Termination Fee Table:

Termination Fee Item	Unamortized Cost of TI’s or Allowance @ 8.5%	Unamortized Cost of Brokerage Commissions @ 8.5%	Four (4) Months Base Rent Following Lease Termination	Four (4) Months Operating Costs Following Lease Termination
Initial Premises	A: $1,521,820	B: $291,682	C: $772,991	D
Expansion Space	E	F	G	H

Early Termination Fee Schedule:

A.	Initial Premises: The unamortized amount (as of the end of month 84) of the Allowance ($75.00 per square foot of Rentable Area) at 8.5% over the 10 year Term equaling $1,521,820.

B.	Initial Premises: The unamortized cost (as of the end of month 84) of brokerage commissions at 8.5% over the 10 year Term equaling $291,682.

C.	Initial Premises: The four (4) months of scheduled Base Rent in months 85-89 ($44.89 per square foot of Rentable Area) equaling $772,991.

D.	Initial Premises: The four (4) months of Operating Costs at the rate payable in months 85-89 of the Initial Term. (amount not yet known)

E.	Expansion Space: The unamortized amount (as of the end of month 84) of the Expansion Space Allowance paid by Landlord in connection with the Expansion Space, amortized with 8.5% annual interest over the period from the Expansion Space Commencement Date to the end of the Initial Term. (amount not yet known)

F.	Expansion Space: The unamortized amount (as of the end of month 84) of the brokerage commissions paid by Landlord in connection with the Expansion Space, amortized with 8.5% annual interest over the period from the Expansion Space Commencement Date to the end of the Initial Term. For purposes of the foregoing calculation, brokerage commissions on the Expansion Space shall be Nine and 88/100 Dollars ($9.88) per square foot of Rentable Area in the Expansion Space, which shall be proportionately increased if Tenant leases the Expansion Space prior to month 37. (amount not yet known)

G.	Expansion Space: The four (4) months Base Rent on the Expansion Space at the rate payable in months 85-89 of the Initial Term. (amount not yet known)

H.	Expanded Premises: Four (4) months of Operating Costs at the rate payable in months 85-89 of the Initial Term. (amount not yet known)

For Example, if the Initial Premises contains 51,662 square feet of Rentable Area, and if the Expansion Premises contains 12,000 square feet of Rentable Area, and if the scheduled Operating Costs are $12.50 per square foot in Months 85-89, and if Expansion Space Commencement Date is the first day of Month 37 of the Initial Term, then the Termination Fee would be calculated as follows:

Example Termination Fee Table:

Termination Fee Item	Unamortized Cost of TI’s or Allowance @ 8.5%		Unamortized Cost of Brokerage Commissions @ 8.5%		Four (4) Months Base Rent Following Lease Termination		Four (4) Months Operating Costs Following Lease Termination
Initial Premises	$1,521,820		$291,682		$772,991		$215,258	*
Expansion Space	$247,441	**	$46,566	***	$179,560	****	$50,000
Subtotals:	$1,769,221		$338,248		$952,541		$265,258
					Total Example Termination Fee:		$3,325,308

*	The product of 51,662 rentable square feet (Initial Premises) multiplied by annual Operating Costs of $12.50 per square foot of Rentable Area, divided by 3 (i.e. four months Operating Costs).
**	The unamortized amount (as of the end of month 84) of $630,000 ($52.50 multiplied by 12,000 square feet of Rentable Area)
***	The unamortized amount (as of the end of month 84) of $118,560 ($9.88 multiplied by 12,000 square feet of Rentable Area)
****	The product of 12,000 square feet of Rentable Area multiplied by $44.89, divided by 3 (ie. four months of Expansion Space Rent).
****	The product of 12,000 square feet of Rentable Area (Expansion Space) multiplied by annual Operating Costs of $12.50 rentable square foot, divided by 3 (i.e. four months Operating Costs).

II.	If Tenant leases any space under Section 1.1.1 of the Lease, the Termination Fee shall also include the elements (A to H) relating to the space so leased subject to amortization as provided above.

EXHIBIT F

EXTERIOR SIGNAGE CONCEPT